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Notice of 2022 Annual
Meeting of Shareholders
and Proxy Statement
Wednesday, May 11, 2022 at 10:00 a.m., Pacific Daylight Time
Virtual Meeting Site: www.virtualshareholdermeeting.com/TBI2022

Letter to Shareholders
Tacoma, Washington
March 31, 2022
Dear Shareholders:
On behalf of the board of directors and management of TrueBlue, Inc. ("TrueBlue," "Company," "we," "us," or "our"), it is a pleasure to invite you to TrueBlue’s 2022 Annual Meeting of Shareholders ("Meeting"). This year's Meeting will be held in a virtual format through a live webcast at www.virtualshareholdermeeting.com/TBI2022 on Wednesday, May 11, 2022, at 10:00 a.m., Pacific Daylight Time ("PDT"). A recording of the Meeting will be available on the TrueBlue Investor Relations website after the Meeting. For further information on how to participate in the Meeting, please see the Information About the Meeting section in the proxy statement.
You may submit questions in writing during the Meeting. To submit a question during the Meeting, you must first join the Meeting with your 16-digit control number ("Control Number"). Your Control Number can be found next to the label for postal mail recipients or within the body of the email sending you the proxy statement. We intend to answer questions pertinent to Company matters as time allows at the question and answer session following the formal portion of the Meeting. Questions that are substantially similar may be grouped and answered once to avoid repetition. The Meeting webcast will begin promptly at 10:00 a.m. PDT. We encourage you to access the Meeting prior to the start time. Online check-in will begin at 9:30 a.m. PDT, and you should allow ample time for the check-in procedures. If you experience technical difficulties during the check-in process or during the Meeting, a technical assistance phone number will be made available on the Meeting's registration page 15 minutes prior to the start time of the Meeting.
As in prior years, TrueBlue has elected to deliver our proxy materials to the majority of our shareholders over the internet. This delivery process allows us to provide shareholders with the information they need, while at the same time conserving resources and lowering the cost of delivery. On or about March 31, 2022, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the “Proxy Notice”) containing instructions on how to access our 2022 proxy statement and 2021 Annual Report to shareholders for the fiscal year ended December 26, 2021 (the “2021 Annual Report”). The Proxy Notice also provides instructions on how to vote online, by telephone, or by requesting and returning a proxy card, and includes instructions on how to receive a paper copy of the proxy materials by mail.
The matters to be acted upon are described in the Notice of Annual Meeting of Shareholders and Proxy Statement.
YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend, it is important that your shares be represented. Please vote online, by telephone, or by mail as soon as possible to ensure that your vote is counted. If you are a shareholder of record and attend the Meeting, you will have the right to vote your shares during the Meeting.
Very truly yours,

Steven C. Cooper
Board Chair
TrueBlue, Inc. 2022 Proxy Statement P. 1

Notice of Annual Meeting of Shareholders
TRUEBLUE, INC.
1015 A Street
Tacoma, Washington 98402
NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	May 11, 2022 at 10:00 a.m., Pacific Daylight Time
Location:	www.virtualshareholdermeeting.com/TBI2022
Record Date:	March 14, 2022
Voting:	Shareholders as of March 14, 2022 are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals.
Voting Matters
	Proposals	Board Vote Recommendation	Page Reference for More Information
1	Elect the directors named in the proxy statement	FOR	17
2	Advisory vote on our executive compensation	FOR	23
3	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 25, 2022.	FOR	51
Brokers cannot vote for Proposals 1 or 2 without shareholders' instructions on how to vote.
Vote Right Away
Even if you plan to attend our 2022 Annual Meeting of Shareholders, please read this proxy statement with care and vote right away using any of the methods below. In all cases, have your proxy card or voting instructions form in hand and follow the instructions.

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be virtually held on May 11, 2022: Our proxy statement is attached. Financial and other information concerning TrueBlue is contained in our 2021 Annual Report. The proxy statement and our 2021 Annual Report are available on our website at investor.trueblue.com. Additionally, you may access our proxy materials and vote your shares at www.proxyvote.com.
By Order of the Board of Directors,
/s/ Todd N. Gilman
Todd N. Gilman
Corporate Secretary
Tacoma, Washington
March 31, 2022
TrueBlue, Inc. 2022 Proxy Statement P. 2

2022 Proxy Statement
TrueBlue, Inc. 2022 Proxy Statement P. 3

PROXY SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

TrueBlue 2021 Business Highlights
Revenue	$2.2 billion, an 18% increase over 2020
Net Income	$61.6 million, versus a net loss of $141.8 million in 2020 (2020 net loss included a non-cash impairment charge of $151.9 million, net of tax)
Adjusted EBITDA(1)	$103.8 million, versus $38.7 million in 2020
Return of Capital	$16.7 million of common stock, 620,280 shares repurchased in 2021
8.9 million shares repurchased in the past 5 years, a 21% reduction in shares outstanding
Progress on Digital Strategy	3.4 million shifts filled in 2021 through our JobStackTM mobile application
29,700 clients served using JobStackTM during 2021
PeopleScout's AffinixTM is helping clients improve time to fill, candidate flow, and candidate satisfaction
(1)
Please see the Appendix to this proxy statement for a detailed definition and reconciliation of the non-generally accepted accounting principles ("non-GAAP") financial measure to the most directly comparable GAAP financial measure.

TrueBlue, Inc. 2022 Proxy Statement P. 4

PROXY SUMMARY
COMPANY GOVERNANCE
One Share Equals One Vote	We have only a single class of shares with equal voting rights
Leadership	Separation of Board Chair, Lead Independent Director, and CEO roles since 2008
Independence	8 of 9 directors are independent
All members of the Governance, Audit, and Compensation committees are independent
Elections	All directors are elected annually
Directors must be elected by the majority of votes cast
Evaluations	All directors complete annual evaluations of the Board
The members of the Audit, Compensation, and Innovation and Technology Committees complete annual self-evaluations of these committees
Alignment with Shareholder Interests	All directors have stock ownership guidelines
All directors receive annual equity grants
Attendance	All directors attended at least 75% of the meetings of the Board and their respective committees
Succession Planning	Our Board regularly reviews Board and executive succession planning
Stock Ownership	Meaningful stock ownership guidelines are in place for directors and executive officers
Anti-Hedging policy is in place that prohibits hedging against the Company's stock by directors and all employees, including executive officers
TrueBlue, Inc. 2022 Proxy Statement P. 5

PROXY SUMMARY
Diversity of Attributes

Diversity of Experience and Skills

TrueBlue, Inc. 2022 Proxy Statement P. 6

PROXY SUMMARY
COMPENSATION SUMMARY
Compensation Governance Highlights
Shareholder Approval	96% of voting shareholders approved our executive compensation program in 2021
Compensation Committee	The Compensation Committee, comprised entirely of independent directors, oversees and regularly reviews named executive officer compensation
Compensation Consultant	Mercer (US), Inc. is the Compensation Committee's independent, third-party consultant
Risk	Compensation programs do not encourage excessive or unnecessary risk-taking
Compensation Best Practices
WHAT WE DO
Pay for performance by delivering a significant portion of compensation through performance and equity-based plans
Request annual shareholder advisory say-on-pay votes
Target total compensation near the median of relevant peers
Maintain meaningful stock ownership guidelines for all named executive officers
Engage an independent compensation consultant
Retain double trigger change-in-control agreements
Conduct an annual risk analysis of compensation programs
Maintain a clawback policy
Require minimum vesting period for equity grants
Include ESG goals in executive compensation
WHAT WE DO NOT DO
No excessive or guaranteed pay targets. All potential payouts are capped and tied to measurable targets
No re-pricing of options or equity grants
No pension benefits
No gross-up of excise taxes upon change-in-control
No hedging or short sales of Company stock
No reward for excessive risk-taking
No excessive executive perquisites
No cash buyouts of underwater options
TrueBlue, Inc. 2022 Proxy Statement P. 7

Leadership Structure
The board of directors (the “Board”) of TrueBlue, Inc. (“TrueBlue,” “Company,” “we,” “us,” or “our”) has divided the Company's leadership among three directors:
•	A. Patrick Beharelle serves as Chief Executive Officer (the “CEO”);
•	Steven C. Cooper serves as Chair of the Board (the “Board Chair”); and
•	Jeffrey B. Sakaguchi serves as Lead Independent Director and Chair of the Corporate Governance and Nominating Committee (the “Governance Committee”).
The Board has appointed different individuals to fulfill the roles of the Board Chair and the CEO for over twenty (20) years. The Board believes that it is in the best interest of the shareholders and an efficient allocation of the time and responsibilities for Company leadership to separate these roles. The key duties and responsibilities of the Board Chair, Lead Independent Director, and the Chair of the Governance Committee are set forth in the tables below.
Key Duties and Responsibilities
Board Chair	•	Plans the Board meeting calendar.
	•	Proposes the agenda for meetings of the Board and shareholders, with input from the CEO and other directors.
	•	Presides at meetings of the Board and the shareholders except:
• for executive sessions of independent directors where the Board has determined that the Board Chair is not independent; and
• where the Board Chair has a conflict or elects to delegate such responsibility to another director.
	•	Maintains effective communications between the Board and the CEO.
Lead Independent Director	•	Presides at meetings of the Board and the shareholders in the absence of the Board Chair.
	•	Maintains effective communications and otherwise serves as a liaison between the independent directors, the Board Chair, and the CEO.
	•	Reviews and approves agendas for, and the scheduling of, Board and shareholder meetings, including ensuring that independent directors have proper input into Board meetings.
Chair of Governance Committee	•	Presides at meetings of the Board and the shareholders in the absence of the Board Chair and the Lead Independent Director.
	•	Leads the Governance Committee in discharging such responsibilities as may be established in its charter including without limitation:
• the annual evaluation processes for the CEO, the Board, and Board committees;
• the identification, review, and proposal of nominees (including the nomination of existing directors) to the Board;
• changes in the composition of the Board's committees; and
• the CEO succession planning process.
	•	Identifies, communicates, and reviews existing and new governance requirements, proposals, and trends.
	•	Undertakes such other matters as may be delegated to the Chair of the Governance Committee by the Board Chair or Lead Independent Director.
TrueBlue, Inc. 2022 Proxy Statement P. 8

CORPORATE GOVERNANCE
Director Independence
The Board affirmatively determines the independence of each director and nominee for election as a director in accordance with criteria set forth in the Company's Corporate Governance Guidelines (the “Guidelines”), which include all elements of independence set forth in the New York Stock Exchange (“NYSE”) listing standards and related U.S. Securities and Exchange Commission (“SEC”) Rules and Regulations. At a regularly scheduled portion of each Board meeting or as part of the Governance Committee meetings, the independent directors meet in executive session without management or any non-independent directors present. Independent directors have no material relationship with the Company, except as directors and shareholders of the Company.
Based on these standards, at its meeting held on March 10, 2022, the Board made the independence determinations for each of our directors:
Name	Tenure	Independent
Colleen B. Brown	8 years	Yes
Steven C. Cooper	16 years	Yes(1)
William C. Goings	6 years	Yes
Kim Harris Jones	6 years	Yes
R. Chris Kreidler	2 years	Yes
Sonita F. Lontoh	1 year	Yes
Jeffrey B. Sakaguchi	11 years	Yes
Kristi A. Savacool	4 years	Yes
A. Patrick Beharelle	4 years	No(2)
(1)
Mr. Cooper was not previously an independent director because he was an employee of the Company through December 30, 2018. The 2022 independence determination is in light of it now being more than three years since he was an executive of the Company.

(2)	Based on the NYSE rules, the Board determined that Mr. Beharelle is not independent because he is the CEO of the Company.
In addition, as disclosed in the Company’s proxy statement for the 2021 Annual Meeting of Shareholders, the Board determined that director Bonnie Soodik was independent in 2021.
By having a majority of independent directors serve on the Board, there are several key benefits to the Company which are set forth in the table below.
Key Duties and Responsibilities
Independent Directors	•
Bring an objective view in balancing the concerns of interested parties and ensure the Board acts in the best interests of the Company on issues such as strategy, performance, risk management, resources, key appointments, and standards of conduct.

	•	Safeguard and balance the concerns of all stakeholders.
	•	In situations of conflict between management and shareholders’ concerns, aim towards the solutions which are in the best interest of the Company.
	•	Establish suitable levels of compensation for the CEO and executive vice presidents.
	•	Chair the Audit, Compensation, and Governance Committees.
	•	Create a process of checks and balances on management and other directors.
	•	Create an environment for innovation.
Risk Assessment
Enterprise risk management is an integral part of our business processes and the Company has an enterprise risk management (“ERM”) program to integrate risk responsibilities within the current management structure. Specific risks are assigned to the Board's committees and business area experts. The most significant risks are regularly discussed with the Board as part of its active oversight of risks that could affect the Company. Risks are delegated among the committees based on the expertise of each committee. Each committee and the Board discuss specific risks with management throughout the year, as appropriate. The Board believes the administration of this risk oversight function does not negatively affect the Board's leadership structure.
The Board exercises an oversight role with respect to the most significant risks facing our Company and maintains responsibility for certain risks, while designating the Audit Committee with the primary responsibility for overseeing the Company's ERM program and process. Management provides the Board with periodic reports on the Company’s risk and ERM program findings. The Audit Committee has responsibility to periodically review the Company's guidelines, policies, and procedures to assess and manage risk exposure.
The individual committees also consider risk within their areas of responsibility as highlighted below. The committee chairs provide reports of their activities to the Board at each regular Board meeting including apprising the Board of any significant risks within their areas of responsibility and management's response to those risks.
TrueBlue, Inc. 2022 Proxy Statement P. 9

CORPORATE GOVERNANCE
Meetings and Committees of the Board
The Board
Each director is expected to devote sufficient time, energy, and attention to ensure diligent performance of his or her duties and to attend all Board, committee, and shareholders' meetings. The Board met seven (7) times during 2021. All directors attended all the meetings of the Board and of the committees on which they served during the fiscal year ended December 26, 2021. Our Guidelines provide that each of our directors is expected to attend our annual meeting of shareholders and all directors participated in the 2021 Annual Meeting of Shareholders on May 12, 2021.
Committees of the Board
The Board has four standing committees to facilitate and assist the Board in the execution of its responsibilities. These committees are the Audit Committee, the Compensation Committee, the Governance
Committee, and the Innovation and Technology Committee (“I&T Committee”). All the committees are comprised solely of non-employee, independent directors. Charters for each committee are available on the Company's website at investor.trueblue.com/corporate-governance/governance-documents-and-committee-composition/default.aspx. The charter of each committee is also available in print to any shareholder upon request. The table below shows membership for each of the standing Board committees as of December 26, 2021, the number of times each committee met in 2021, and outlines each committee's key responsibilities and functions. During 2021, Ms. Soodik served on the Compensation, Governance, and I&T Committees until her retirement on December 8, 2021.
Committees, Members for 2022, and Number of Meetings in 2021	Key Areas of Responsibility and Risk Oversight During 2021
Full Board	Retains responsibility for oversight of major Company initiatives and risks such as:
	•	Strategy;
	•	Competition;
	•	Mergers & Acquisitions;
	•	Major Litigation;
	•	Leadership and Oversight of Ethical Standards; and
7 Meetings	•	Enterprise Risk Management (“ERM”).
Corporate Governance and Nominating Committee Sakaguchi (Chair) Brown Goings Harris Jones Kreidler Lontoh(1) Savacool	•	Oversees corporate governance matters.
	•	Establishes criteria for Board membership, including diversity, experience, skill set, and the ability to act effectively on behalf of shareholders.
	•	Identifies and reviews the candidates for the Board.
	•	Provides a forum for independent directors to meet separately from management.
	•	Reviews and recommends to the Board any changes to the Guidelines.
	•	Oversees the Board’s evaluation process.
	•	Conducts the CEO evaluation and succession planning process.
	•	Reviews and determines compensation paid to non-employee directors.
	•	Reviews any conflicts of interest and related party transactions and relationships involving directors and executive officers.
	•	Monitors trends and best practices in corporate governance.
	•	Monitors the Company's government relations activities.
5 Meetings	•	Leads the Company's response on environment, social, and governance issues.
TrueBlue, Inc. 2022 Proxy Statement P. 10

CORPORATE GOVERNANCE
Committees, Members for 2022, and Number of Meetings in 2021	Key Areas of Responsibility and Risk Oversight during 2021
Audit Committee Harris Jones (Chair) Kreidler Lontoh(1) Sakaguchi	•	Reviews and discusses the Company’s earnings reports and financial statements with management and the independent auditors prior to the release of this information to the public.
	•	Monitors risk relating to the Company’s financial statements, systems, reporting process, and compliance.
	•	Consults with the Company's independent external auditors and management to ensure the adequacy of internal controls that could significantly affect the Company's financial statements.
	•	Reviews compliance policies to ensure alignment with legal and regulatory requirements.
	•	Oversees the Company's Ethics and Compliance Program, including monitoring compliance with the Company's Code of Conduct and Business Ethics.
	•	Oversees management's process for identifying risks and setting mitigation strategies.
	•	Reviews and discusses with management the guidelines, policies, and procedures that govern the process by which the Company assesses and manages its exposure to risk.
	•	Monitors the process and management of the Company-wide ERM program.
	•	Evaluates and approves or disapproves in advance all audit and non-audit services proposed to be provided by the independent auditors.
9 Meetings
The Board has determined that each member of the audit committee is financially literate and that Ms. Harris Jones and Messrs. Sakaguchi and Kreidler each qualify as an “audit committee financial expert” under applicable SEC Rules.

Compensation Committee Goings (Chair) Brown Savacool(2)	•	Approves compensation, including incentive plan awards, for the CEO and executives.
	•	Administers incentive compensation plans.
	•	Monitors compliance with stock ownership guidelines.
	•	Determines compensation levels for senior executives.
	•	Prepares required disclosures regarding compensation practices.
	•	Manages executive compensation risk.
	•	Oversees the Company's human capital management program.
	•	Reviews compensation and benefits policies and practices of the Company.
	•	Establishes incentive plan performance metrics and goals.
5 Meetings	•	Receives and monitors reports regarding the Company's human capital management risks.
Innovation and Technology Committee Brown (Chair) Cooper Goings Harris Jones Kreidler Lontoh(1) Sakaguchi Savacool	•	Oversees and advises management on significant Company digital policies and trends.
	•	Leads Company technology initiatives and development of intellectual property.
	•	Monitors reports on the Company's cyber security risks and related incidents.
	•	Examines reports on the protection and privacy of client, employee, candidate, and associate data.
	•	Oversees major business model innovation and technology programs, investments, and architecture decisions.
	•	Monitors emerging technology trends and industry trends, and their potential impact on the Company’s strategy.
	•	Advises on leadership and talent development in the Company’s innovation and technology teams.
	•	Oversees disaster recovery plans for the Company’s ongoing business activities.
4 Meetings	•	Provides guidance on the risks and benefits associated with business model innovation and technology strategies, including financial, acquisition, and execution risks.
(1)	Ms. Lontoh joined the I&T Committee on October 25, 2021, and the Audit and Governance Committee on December 9, 2021.
(2)	Ms. Savacool left the Audit Committee and joined the Compensation Committee effective December 9, 2021.
TrueBlue, Inc. 2022 Proxy Statement P. 11

CORPORATE GOVERNANCE
Audit Committee
The Audit Committee is comprised solely of non-employee directors, all of whom the Board determined are independent pursuant to the NYSE rules and the independence standards set forth in Rule 10A-3 of the Exchange Act. The Governance Committee and the Board have determined that all the members of the Audit Committee are “financially literate” pursuant to the NYSE rules. The Board has affirmatively determined that Ms. Harris Jones and Messrs. Kreidler and Sakaguchi are “audit committee financial experts,” as such term is defined in Item 407 of Regulation S-K. The Board has adopted a charter for the Audit Committee, which is available at investor.trueblue.com/corporate-governance/governance-documents-and-committee-composition/default.aspx. The charter is also available in print to any shareholder upon request.
Compensation Committee
The Compensation Committee is comprised solely of non-employee directors, all of whom the Board determined are independent pursuant to the NYSE rules. The Board has adopted a charter for the Compensation Committee, which is available on the Company's website at investor.trueblue.com/corporate-governance/governance-documents-and-committee-composition/default.aspx. The charter is also available in print to any shareholder upon request. Additional information regarding the Compensation Committee and its procedures and processes for the consideration and determination of executive and director compensation are included under the Compensation Discussion and Analysis section of this proxy statement.
Corporate Governance and Nominating Committee
The Governance Committee is comprised solely of non-employee directors, all of whom the Board determined are independent pursuant to the NYSE rules. The Board has adopted a charter for the Governance Committee, which is available on the Company's website at investor.trueblue.com/corporate-governance/governance-documents-and-committee-composition/default.aspx. The charter is also available in print to any shareholder upon request.
Innovation and Technology Committee
The I&T Committee's primary functions are to oversee the Company's information risks, technology strategy, and programs and to consider emerging innovation and business trends and their alignment with the Company's business strategies and objectives. The Board has adopted a charter for the I&T Committee, which is available on the Company's website at investor.trueblue.com/corporate-governance/governance-documents-and-committee-composition/default.aspx. The charter is also available in print to any shareholder upon request.
Corporate Environmental, Social, and Governance Responsibility
The Company sees environmental, social, and governance (“ESG”) matters as an essential component of sustainable Company performance and integral to the successful implementation of our long-term business strategy. ESG considerations inform how we manage the Company, including our risk management framework and our governance mechanisms for Board oversight and how we deliver sustainable growth that positively impacts our employees, clients, shareholders, and the communities in which we operate.
As the Company seeks to meet evolving stakeholder needs, the Board views ESG issues as increasingly essential to the Board’s oversight of our business strategy. The Governance Committee is responsible for overseeing our ESG efforts and receives regular updates from management on our sustainability strategy and activities. The Company's ESG efforts are lead by the chief legal officer, who chairs, leads, and manages our response to ESG issues for the Company, and engages stakeholders on our ESG initiatives. Other senior leaders provide input through corporate organizations such as the Diversity and Inclusion Council. The Company implements day-to-day ESG programs with support from senior managers and relevant corporate functions.
Key ESG Factors
Our approach to ESG strategy and corporate sustainability begins with understanding and acting on the ESG issues that most impact our business performance and strategy. Since 2018, we have conducted assessments of significant ESG risks, based on input from across the Company and alignment with leading external reporting frameworks. In assessing key material topics for our business and industry, we referenced the Sustainability Accounting Standards' Board and added components most important to management and the Governance Committee. We also work with stakeholders across the Company, including Human Resources, Legal, Compliance, and Audit to identify key priorities based on likelihood and impact at the Company.
After considering the various ESG related risks, the Company found the following risks to be material or significant enough to warrant specific ESG reporting efforts:
•	Board Governance;
•	Diversity, Equity, and Inclusion;
•	Professional Integrity;
•	Human Capital Management;
•	Cyber Security; and
•	Environment.
Board Governance
Board and corporate governance have been a focus of the Company for over a decade, exemplified by the Company's early adoption of a practice separating the CEO and Board Chair roles. The Governance Committee also receives frequent updates on evolving corporate governance best practices and implements those practices most impactful or useful to the Company.
Majority Voting for Directors
A nominee for director in an uncontested election who does not receive the majority vote required by our Amended and Restated Bylaws (the “Bylaws”) but who was a director at the time of the election shall not be elected, but shall continue to serve as a holdover director until the earliest of: (i) ninety (90) days after the date on which an inspector determines the voting results as to that director pursuant to Section 23B.07 of the Washington Business Corporation Act; (ii) the date on which the Board appoints an individual to fill the office held by such director, which appointment shall constitute the filling of a vacancy by the Board; or (iii) the date of the director’s resignation. Any vacancy resulting from the nonelection of a director under these circumstances may be filled by the Board as provided in
TrueBlue, Inc. 2022 Proxy Statement P. 12

CORPORATE GOVERNANCE
Article II, Section 2.11 of the Company's Bylaws. The Governance Committee will promptly consider whether to fill the position of a nominee failing to receive a majority vote and make a recommendation to the Board to fill the position. The Board will act on the Governance Committee’s recommendation and, within ninety (90) days after the certification of the shareholder vote, will publicly disclose its decision. Except as provided in the next sentence, a director who fails to receive a majority vote for election will not participate in the Governance Committee's recommendation or the Board's decision about filling his or her office. If no director receives a majority vote in an uncontested election, then the incumbent directors: (i) will nominate a slate of nominee directors and hold a special meeting for the purpose of electing those nominees as soon as practicable; and (ii) may in the interim fill one or more director positions with the same director(s) who will continue in office until their successors are elected.
Diversity, Equity, and Inclusion
The Board has emphasized diversity, equity, and inclusion (“DE&I”) as a key aspect of corporate sustainability for many years and ensures it leads the Company by example. The Board has been recognized by the National Association of Corporate Directors (“NACD”) and other national and regional organizations for its efforts and success in becoming a diverse and inclusive board. The Board continues to foster and promote a diverse, talented, and well-trained workforce and a performance-driven workplace culture.
Management has also emphasized DE&I throughout the Company and in 2021 hired a vice president of Diversity, Equity, and Inclusion who reports directly to the CEO. We also have a Diversity, Equity & Inclusion Council (the “Council”) which designs and launches initiatives that advance acceptance and inclusion. The Council reports regularly to executive leadership, who brief our Board periodically through the year. The Council also sponsors training to build diversity and inclusion awareness, and supports Employee Resource Groups (“ERGs”), which are employee-led groups that create opportunities for employees to collaborate based on shared characteristics or life experiences to support each other for enhanced career and personal development. ERGs seek to maximize employee engagement and contribute to our overall business objectives by offering diverse perspectives, networking opportunities, and increased cultural awareness. We currently have eight (8) ERGs for employees sharing similar ethnicity, nationality, gender, lifestyle choice, or life experience and their respective allies. Through these initiatives, we learn how our differences build stronger teams and how our histories reveal similarities.
Professional Integrity
We believe a strong corporate culture and employee engagement is key to attracting and retaining talented employees. To assess and improve our culture, we routinely utilize an independent third party to measure how favorably our employees view our organizational culture and engagement. These surveys include corporate culture assessments, as well as real-time feedback on employee engagement and employee-management relations. The results of these surveys are reported and distributed throughout management and the Board, and are used to create actionable plans to improve employee engagement and retention. Our October 2021 survey achieved an all-time high engagement score of 78, which exceeds the benchmark set by the independent survey provider of 67, and is an improvement of 4 points from our September 2020 survey.
Professional ethics are monitored at the Board level by the Audit Committee. The chief ethics and compliance officer oversees risks related to professional integrity and ethics, ensuring regular training for Company employees on our Code of Conduct and Business Ethics (“Code of Conduct”), anti-fraud, bribery and corruption efforts, third-party risk program, and provides regular reports to the Audit Committee of these efforts and any breaches of ethical conduct by Company employees. Our Code of Conduct covers topics including avoiding conflicts of interest, maintaining confidentiality, anti-harassment and discrimination, among others.
Human Capital Management
Our human capital strategy is centered on our values and our employees. Ensuring a diverse and inclusive performance-driven culture is one of the key components of this corporate strategy and a corporate priority led by the Board. We invest in emerging talent through our DE&I program, recruitment strategies, talent management, and development programs for critical roles. Recent highlights of human capital initiatives that strengthen our commitment to people and talent development include adding human capital management ("HCM") to the chartered responsibilities of the Compensation Committee and implementing a number of HCM metrics which are reported on a regular basis to the Compensation Committee. Our online training platforms provide our employees with access to a multitude of training courses, videos, reference material, and other tools.
We also emphasize the health, safety, and wellness of our employees. We provide our employees and their families with flexible health and wellness programs, including competitive benefits. Our benefits include health, dental, and vision insurance, health savings and flexible spending accounts, paid time off, family leave, and family care resources.
Throughout the COVID-19 pandemic, we implemented changes to safety and operating procedures to ensure the health and safety of our employees. These changes included an investment in the technology necessary to allow the majority of our support center employees to work from home and a reimbursement for certain expenses associated with moving to home-based work. Through the distribution of necessary personal protective equipment and the continuing education and awareness of changes to our operating processes, we were able to ensure our branch offices remained open and a safe place for our employees.
Cyber Security
The Board takes its oversight of cyber security seriously and in 2011 designated a separate Board-level committee to oversee the risks related to cyber security and the Company's digital strategy and initiatives. This focus has led to additional emphasis on digital security matters at the Company, including quarterly updates to the I&T Committee about security risks, threats, and efforts focused on mitigating those risks. These presentations are provided by our chief technology officer and our chief information security officer, and include updates on recent developments in cyber security, the Company's actual experience with cyber security issues, and the systems and processes in place to defend against cyber attacks.
TrueBlue, Inc. 2022 Proxy Statement P. 13

CORPORATE GOVERNANCE
Corporate Environmental Stewardship & Management
We are committed to promoting environmental sustainability both internally, by minimizing our corporate environmental footprint, and externally by developing digital tools that modernize how people are connected with work and reducing our employees' need for daily transportation to our branches or to face-to-face interviews.
We strive to reduce our corporate environmental footprint by seeking opportunities for increased efficiency and resource conservation. Recent examples of our commitment to workplace sustainability and environmental stewardship include: replacing hot-water tanks in our branch offices with tankless, on-demand hot water systems, and using only low Volatile Organic Compound (“VOC”) paint throughout the Company. Throughout 2022 we will continue to refer to the Financial Stability Board's Task Force on Climate-Related Financial Disclosures framework to develop measurable environmental goals for the Company.
Corporate Citizenship Report
A more detailed disclosure of more of our ESG efforts as a Company can be found in our Corporate Citizenship Report on our website at trueblue.com/corporate-citizenship/. This report is updated from time to time and contains a description of our ESG efforts more broadly, as well as disclosure of some of the metrics we use to measure and improve our performance in these important areas for the Company. The Corporate Citizenship Report on our website does not form a part of this proxy statement.
Corporate Governance Guidelines
The Corporate Governance Guidelines (the “Guidelines”) are
available at investor.trueblue.com/corporate-governance/
governance-documents-and-committee-composition/default.aspx. Shareholders may request a free printed copy by contacting TrueBlue, Inc., Investor Relations, 1015 A Street, Tacoma, Washington 98402. The Guidelines were adopted by the Board to best ensure that the Board is independent from management, that the Board adequately performs its function as the overseer of management, and that the interests of the Board and management align with the interests of the shareholders.
On an annual basis, each director and executive officer is obligated to complete a director or officer questionnaire which, among other things, requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest.
Shareholder Engagement
We value our shareholders’ feedback and are committed to engaging in constructive and meaningful dialogue with shareholders regarding our strategic focus, operating results, capital allocation priorities, governance practices, executive compensation program, and other areas of shareholder focus throughout the year. As part of our ongoing outreach, members of senior management and investor relations routinely engage with investors in many different ways, including:
•	Hosting quarterly earnings calls with a live webcast, presentation materials, and a Q&A session.
•
Participating in industry conferences, non-deal roadshows, and one-on-one meetings. Over the last three years, the investor relations team attended 16 industry conferences and participated in nine non-deal roadshows.

•	Conducting an annual outreach program to solicit investor feedback and seek insight into our investors’ priorities.
These activities allow our senior management and investor relations teams to share and discuss our business strategy and achievements with investors, solicit investor feedback on our performance, and seek insight into our investor's priorities.
Any shareholder or interested party who wishes to communicate with our Board or any specific director, including non-employee directors, may write to Board of Directors, TrueBlue, Inc. c/o Corporate Secretary, 1015 A Street, Tacoma, Washington 98402. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must indicate whether or not the author is a shareholder and clearly state whether the intended recipients are all members of the Board or specific individual directors. The Corporate Secretary will make copies of all such letters and circulate them to the appropriate director(s). If the Company develops any other procedures, they will be posted on the Company's website at www.trueblue.com. Procedures addressing the reporting of other concerns by shareholders, employees, or other third parties are set forth in our Code of Conduct.
Board and Committee Self-Evaluations
The Board annually assesses the performance and effectiveness of the Board, the Audit, Compensation, and I&T Committees, these committee chairs, the Board Chair, and each director through an annual self-evaluation, discusses the results of each annual self-evaluation and, as appropriate, implements enhancements and other modifications identified during the self-evaluation process.
Self-Evaluation Questionnaires
The Board and the committees noted in the prior paragraph conduct annual self-evaluations by written questionnaire to provide feedback on performance and effectiveness of the Board and committees.
On-Going Feedback
Directors provide ongoing, real-time feedback to management, committees, and the chairs of each committee, including the Board Chair, outside the formal annual self-assessment process, and specifically reserve time after each Board meeting to consider the effectiveness of that meeting and discuss potential improvements to various Board practices.
Review and Discussion
Independent legal counsel aggregates and summarizes the annual director questionnaire responses to promote candor and ensure feedback is not attributed to individual directors and provides guidance on material issues. The Governance Committee reviews the evaluation results for the Board and each committee and presents the results and findings to the full Board and each committee for further consideration and discussion.
TrueBlue, Inc. 2022 Proxy Statement P. 14

CORPORATE GOVERNANCE
Review of the Evaluation Process
The Governance Committee annually reviews the self-evaluation process to ensure that actionable and constructive feedback is solicited on the operations and performance of individual committees and the Board as a whole.
Feedback Incorporated
As an outcome of these discussions, the Board and its committees identify key substantive and procedural areas for increased Board effectiveness. Changes to the Board's policies and practices are also considered and implemented based on self-evaluation results and ongoing feedback. Some of the actions taken recently in response to suggestions for improvement include:
•	Increasing the frequency of Board refreshment, reducing the average Board tenure from 10 years to under seven years;
•	Including discussions with management on Company strategy at each Board meeting;
•	Increasing discussions with third-party experts and consultants on a range of topics to enhance Board education; and
•	Increasing Board meeting time specifically devoted to questions and answers between management and directors, rather than time allocated solely to management presentations.
Code of Conduct and Business Ethics
Our Code of Conduct and Business Ethics (“Code of Conduct”) is applicable to all directors, officers, and employees of the Company. Our Code of Conduct is available at www.trueblue.com/code-of-conduct. Shareholders may also request a free printed copy from TrueBlue, Inc., Investor Relations, 1015 A Street, Tacoma, Washington 98402.
The Company intends to disclose any amendments to the Code of Conduct (other than technical, administrative, or non-substantive amendments) and any waivers of a provision of the Code of Conduct for directors or executive officers on the Company's website at www.trueblue.com. Information on the Company's website, however, does not form a part of this proxy statement.
Related Person Transactions
The Board has adopted a Director and Officer Related Person Policy, which sets forth the policies and procedures for the review and approval or ratification of “Related Person Transaction(s).” A Related Person Transaction is defined to include transactions, arrangements, or relationships in which the Company is a participant, the amount involved exceeds $120,000, and a Related Person has or will have a direct or indirect material interest. “Related Person” is defined to include directors, executive officers, director nominees, beneficial owners of more than 5% of the Common Stock, and members of their immediate families sharing the same household. A Related Person Transaction must be reported to the Company's chief legal officer and reviewed and approved by the Governance Committee. Under certain circumstances, a transaction may be approved by the Chair of the Governance Committee subject to ratification by the full Governance Committee at its next meeting. In determining whether to approve or ratify a Related Person Transaction, the Governance Committee, as appropriate, shall review and consider:
•	the Related Person's interest in the Related Person Transaction;
•	the approximate dollar value of the Related Person Transaction;
•	the approximate dollar value of the Related Person's interest in the Related Person Transaction without regard to the amount of any profit or loss;
•	whether the Related Person Transaction was undertaken in the ordinary course of business of the Company;
•	whether the Related Person Transaction is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;
•	the purpose of, and the potential benefits to the Company of, the Related Person Transaction; and
•
any other information regarding the Related Person in the context of the proposed Related Person Transaction that would be material to investors in light of the circumstances of the particular transaction.

After reviewing all facts and circumstances, the Governance Committee may approve or ratify the Related Person Transaction only if it determines that the transaction is in, or is not inconsistent with, the best interests of the Company.
There were no Related Person Transactions in 2021.
Nominations for Directors
Qualifications of Nominees
The Guidelines include the criteria our Board believes are important in the selection of director nominees. While the Board has not established any minimum qualifications for nominees, the Board does consider the composition of the Board as a whole, the requisite characteristics (including independence, diversity, and experience in industry, finance, administration, and operations) of each candidate, and the skills and expertise of its current members while taking into account the overall operating efficiency of the Board and its committees. With respect to diversity, we broadly construe diversity to mean not only diversity of race, gender, and ethnicity, but also diversity of opinions, perspectives, and professional and personal experiences. Nominees are not discriminated against on the basis of race, gender, religion, national origin, sexual orientation, disability, or any other basis proscribed by law. Service on other boards of directors and other commitments by directors will be considered by the Governance Committee and the Board when reviewing director candidates and in connection with the Board's annual self-assessment process for current members of the Board.
Nominee Identification and Evaluation
The Governance Committee may employ a variety of methods for identifying and evaluating nominees for director. The Governance Committee regularly assesses the size of the Board, the need for particular expertise on the Board, the need for diversity on the Board,
TrueBlue, Inc. 2022 Proxy Statement P. 15

CORPORATE GOVERNANCE
and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or arise, the Governance Committee considers potential candidates for director which may come to the Governance Committee's attention through current Board members, professional search firms, shareholders, or other persons. These candidates will be evaluated at regular or special meetings of the Governance Committee and may be considered at any time during the year.
Under the Guidelines, the Governance Committee is responsible for reviewing with the Board the requisite skills and characteristics of new Board nominees in the context of the current Board composition. This assessment will include experience in industry, finance, administration, operations, marketing, and technology, as well as diversity.
Although the Board does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director nominees, to help ensure that the Board remains aware of and responsive to the needs and interests of our shareholders, employees, clients, and other stakeholders, the Board believes it is important to identify qualified director candidates that would increase the diversity of experience, profession, expertise, skill, background, gender, racial, ethnic, cultural, and other diversity characteristics (“Diversity Characteristics”) of the Board. Accordingly, the Governance Committee has made an effort when nominating new directors to ensure that the composition of the Board reflects broad Diversity Characteristics.
In recent years, the Governance Committee has directed its third-party search firm to present a slate of possible candidates which includes qualified potential nominees with broad Diversity Characteristics in considering nominees for the Board.
The Governance Committee considers the entirety of each candidate’s credentials, in addition to diversity, as they fit with the current composition and skills and experience of the Board. The Company considers the Board to be a valuable strategic asset of the Company. To maintain the integrity of this asset, the membership of the Board has been carefully crafted to ensure that its expertise covers broad Diversity Characteristics, and these Diversity Characteristics will continue to be considered when nominating individuals to serve on the Board.
The Governance Committee will consider candidates recommended by shareholders. The Governance Committee will make an initial analysis of the qualifications of any candidate recommended by shareholders or others pursuant to the criteria summarized in this section to determine whether the candidate is qualified for service on the Board before deciding to undertake a complete evaluation of the candidate. If a shareholder or professional search firm provides any materials in connection with the nomination of a director candidate, such materials will be forwarded to the Governance Committee as part of its review. If the Governance Committee determines that additional consideration is warranted, it may engage a third-party search firm to gather additional information about the prospective nominee's background and experience and report its findings to the Governance Committee. Other than the verification of compliance with procedures, shareholder status, and the initial analysis performed by the Governance Committee, the Governance Committee will treat a potential candidate nominated by a shareholder like any other potential candidate during the review process. In connection with this evaluation, the Governance Committee will determine whether to interview the prospective nominee. One or more members of the Governance Committee, and others as appropriate, will interview the prospective nominees in person or by telephone. After completing this evaluation and interview, the Governance Committee will make a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board will determine the nominees after considering the recommendation and report of the Governance Committee.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company's officers, directors, and certain other persons to timely file certain reports regarding ownership of, and transactions in, the Company's securities with the SEC. Based solely on the Company's review of forms received by it, or representations from certain reporting persons, the Company believes that during 2021 all applicable Section 16(a) filing requirements were met and that all such filings were timely, except for those described in this paragraph. One transaction on November 9, 2021, was reported for Mr. Carl R. Schweihs on a Form 4 on January 26, 2022, due to an administrative error.
TrueBlue, Inc. 2022 Proxy Statement P. 16

PROPOSAL 1.
ELECTION OF DIRECTORS
The Nominees
The board of directors (the “Board”) has nominated the following persons for election as directors: A. Patrick Beharelle, Colleen B. Brown, Steven C. Cooper, William C. Goings, Kim Harris Jones, R. Chris Kreidler, Sonita F. Lontoh, Jeffrey B. Sakaguchi, and Kristi A. Savacool. The Board recommends a vote “FOR” each of the nominees. All directors other than Ms. Lontoh were elected at the 2021 Annual Meeting of Shareholders. Ms. Lontoh was added to the Board on October 25, 2021 to fill a vacancy after being identified through a third-party search firm. The biographies of each of the nominees below contain information regarding the nominees' service on the Board, business experience, director positions held currently or at any time during the last five (5) years. Each biographic summary is followed by a brief summary of certain experiences, qualifications, attributes, or skills that led the Corporate Governance and Nominating Committee (the “Governance Committee”) and the Board to determine that each nominee should serve as a director for the Company. The summaries do not include all of the experiences, qualifications, attributes, or skills of the nominees. General information regarding the nomination process is included in the Corporate Governance section under “Nominations for Directors.”
✔	FOR	THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE
TrueBlue, Inc. 2022 Proxy Statement P. 17

Director Biographies

A. Patrick Beharelle

A. Patrick Beharelle, 52, has served as a Director and the Company’s Chief Executive Officer since September 2018, after serving as President and Chief Operating Officer of the Company since May 2015. Mr. Beharelle served as Executive Vice President and Chief Operating Officer of the workforce

management group, which included PeopleScout, Staff Management | SMX, Centerline, PlaneTechs, and the Australian-based RPO provider, PeopleScout Pty, from June 2014 to May 2015. Prior to its acquisition by TrueBlue in June 2014, Mr. Beharelle served as the Chief Executive Officer of Staffing Solutions Holdings, Inc. (“Seaton”). Mr. Beharelle has participated in advisory meetings at the White House focused on reducing long-term unemployment. Prior to joining Seaton, Mr. Beharelle held senior level positions at Spherion and Accenture. He currently serves as a Director of a nonprofit, Skills For Chicagoland’s Future.

Mr. Beharelle has extensive experience in strategic planning, operations, finance, and accounting. Mr. Beharelle is the only management member of the Board, thus his participation on the Board fulfills a critical communication and leadership role.

Colleen B. Brown

Colleen B. Brown, 63, has served as a Director of the Company since June 2014 and Chair of the Innovation and Technology Committee since 2017. Ms. Brown serves as a Director of the privately held Port Blakely, the venture capital firm SpringRock Ventures, the publicly traded Spark Networks SE, and the publicly traded Big 5 Sporting Goods Corporation. She currently serves as a Director of a nonprofit, Delta Dental of Washington. Ms. Brown is a member of NACD, WCD, IWF, and C200. Previously, Ms. Brown served as Director, President, and Chief Executive Officer of Fisher Communications, a public multimedia company. Ms. Brown has served as Chair of the board of directors of American Apparel, as a Director of CareerBuilder, and as a Director of Classified Ventures. She was the founder and Managing Director of Marca Global, an internet technology company. Her community activities have included the Washington Roundtable, a nonprofit public policy organization representing major private sector employers throughout Washington State, and the United Way of King County. Ms. Brown is a Henry Crown Fellow and a member of the Aspen Global Leadership Network at the Aspen Institute.

Ms. Brown brings extensive executive experience in strategic planning, operations, finance, and technology. Her leadership as a public company Chief Executive Officer, as well as a senior officer in two large media companies, is a valuable resource to the Company. As an NACD fellow, Ms. Brown is a champion of best practices in corporate governance.

Steven C. Cooper

Steven C. Cooper, 59, has served as a Director of the Company since May 2006 and as Board Chair since January 2019. Mr. Cooper served as Board Executive Chair from September 2018 to December 2018, as the Company’s Chief Executive Officer from 2006 to 2018, as President between 2005 and 2015, and as Executive Vice President and Chief Financial Officer between 2001 and 2005. He currently serves as a Director and member of the audit committee of the Boise Cascade Company. Mr. Cooper previously served as a board member of the Washington Roundtable, a nonprofit public policy organization representing major private sector employers throughout Washington State, and as a member of the American Cancer Society's CEOs Against Cancer. He also served as the Chair of the United Way of Pierce County’s fundraising committee between 2014 and 2015.

Mr. Cooper’s long and successful tenure as Chief Executive Officer and Chief Financial Officer for the Company during a period of tremendous growth, combined with his effective leadership and coaching skills, financial and accounting expertise, and unique ability to develop consensus, are among the contributions he makes to the Board and the primary reasons why he serves as our Board Chair.

William C. Goings

William C. Goings, 64, has served as a Director of the Company since April 2016 and as Chair of the Compensation Committee since December 2020. Mr. Goings was Executive Vice President of TD Bank Group and President of TD Insurance from 2010 to 2012. Mr. Goings also held the positions of Senior Vice

President and Chief Operating Officer at TD Insurance between 2009 and 2010. Prior to joining TD Bank Group, Mr. Goings held a variety of operating roles with Genworth Financial from 2004 to 2009 and GE Capital from 1996 to 2004. Mr. Goings currently serves as a Director of AARP Service Inc. and as a member of the Board of Trustees for Penn Mutual Insurance Company. Mr. Goings’s earlier career was spent working for global companies in corporate banking, strategic planning, and business development.

Mr. Goings brings to the Board extensive expertise having served as a senior officer of a large multi-national corporation as well as an executive level, operations focused, strategic planning, and problem-solving ability.

TrueBlue, Inc. 2022 Proxy Statement P. 18

Director Biographies

Kim Harris Jones

Kim Harris Jones, 62, has served as a Director of the Company since May 2016 and as Chair of the Audit Committee since March 2020. Ms. Harris Jones served as Senior Vice President and Corporate Controller of Mondelez International from 2012 until 2014. She also served as the Senior Vice President and Corporate Controller at Kraft Foods, Inc. (“Kraft”) from 2009 until 2012. Prior to her time at Kraft, Ms. Harris Jones served in a number of positions at Chrysler LLC, most notably as Senior Vice President and Corporate Controller from 2008 to 2009. Ms. Harris Jones currently serves as a Director of United Rentals Inc., Fossil Group, Inc., and the Ethiopian North American Health Professionals Association. She also serves on the finance committee of the Consortium for Graduate Study in Management and is a member of the Executive Leadership Council.

Ms. Harris Jones has extensive management, financial, and business experience at large, complex corporations undergoing significant corporate growth and change.

R. Chris Kreidler

R. Chris Kreidler, 58, has served as a Director of the Company since July 2020. Mr. Kreidler currently serves as a senior advisor to McKinsey and Company and as a C-suite coach through Executive Coaching Connections. Mr. Kreidler was the interim Chief Financial Officer for General Cable while the company transitioned between CFOs. Mr. Kreidler also had a lengthy and distinguished career as EVP and CFO of Sysco Corporation, from 2009 through 2015. Prior to Sysco, Mr. Kreidler served with C&S Wholesale Grocers and spent 11 years at Yum! Brands, Inc. in multiple senior leadership roles. He previously served as a Director and Chairman of the Audit Committee of Aimia Inc., Wok Holdings, and P.F. Chang's China Bistro, and is currently a Board member of BradyIFS and Alyasra Foods. Mr. Kreidler is a member of the Board of Advisors for the Jones Graduate School of Business at Rice University.

Mr. Kreidler's service as a former financial executive with domestic and international experience and with deep strategic planning, operational, and transactional expertise provides a valuable resource to the Company. His extensive board experience provides the Company with insights to develop creative solutions for complex business issues and focus on delivery of desired strategic outcomes that create high shareholder, organizational, and client value.

Sonita F. Lontoh

Sonita F. Lontoh, 46, has served as a Director of the Company since October 2021. From 2018 to 2022, she served as the Global Head of Marketing, Personalization and 3D Printing & Digital Manufacturing at HP Inc., a global technology company. Prior to her time at HP, Ms. Lontoh served as a senior executive at Siemens AG, a global leader in automation and digitalization solutions, and at Trilliant, a global provider of IoT solutions. Earlier in her career, Ms. Lontoh served at PG&E, one of the largest energy providers in the United States. Ms. Lontoh currently serves as an independent director of Sunrun Inc., one of the largest residential solar-and-battery-as-a-service companies in the United States. Ms. Lontoh currently serves on the Jacobs Institute of Design Innovation advisory board at the University of California Berkeley and is also a member of the U.S. National Association of Corporate Directors and the Women Corporate Directors Foundation. She was a mentor for the U.S. State Department’s TechWomen program and has been inducted into the U.S. Asian Hall of Fame and the U.S. Women in Manufacturing Hall of Fame.

Ms. Lontoh brings deep expertise in digital transformation, customer experience, and global marketing and innovation. Her leadership experience at new, high-growth businesses at large, global Fortune 100 companies, and at entrepreneurial, venture-backed Silicon Valley technology companies, provides valuable insight, foresight, and perspective to the Company’s digital and growth strategies.

TrueBlue, Inc. 2022 Proxy Statement P. 19

Director Biographies

Jeffrey B. Sakaguchi

Jeffrey B. Sakaguchi, 60, has served as a Director of the Company since December 2010 and as Chair of the Governance Committee and Lead Independent Director since January 2017. Mr. Sakaguchi serves as a Director of Eccentex, Inc., a privately held early-stage software company, and as a

Director of ThinkIQ, Inc., a privately held early-stage software company. Mr. Sakaguchi was formerly a founding board member of ACT Holdings, Inc., an advisory board member of Habla.AI, and Chairman of the board of directors of Neah Power Systems, Inc. He is a member and former Chairman of the board of directors of the Los Angeles Region American Red Cross as well as a member and former Chairman of their National Philanthropic Board. Previously, Mr. Sakaguchi was President and Chief Operating Officer of Evolution Robotics Retail, Inc., and he held leadership roles with both Accenture and McKinsey & Company, global management consulting firms. Mr. Sakaguchi is a National Association of Corporate Directors Leadership Fellow and an Educational Counselor for Massachusetts Institute of Technology.

Mr. Sakaguchi’s experience in several leadership roles helps the Company improve performance and build market share. His background and expertise in emerging technology, start-ups, and strategy provides valuable guidance to the Company’s strategic, innovative, and technological efforts. His experience provides a valuable resource to the Company.

Kristi A. Savacool

Kristi A. Savacool, 62, has served as a Director of the Company since July 2018. Previously, Ms. Savacool served as Chief Executive Officer of Aon Hewitt, the global human resources solutions business of Aon plc., from 2012 until her retirement in January 2018. She was responsible for setting Aon Hewitt’s business and solutions strategies, leading mergers and acquisitions, overseeing its global operations, and sponsoring relationships with its largest clients, which included a large portion of the Fortune 100 companies. She played a key role in the sale of Aon Hewitt’s RPO business to the Company in 2016. Prior to her time at Aon Hewitt, Ms. Savacool held several senior executive management positions at The Boeing Company in the areas of information technology (as Chief Information Officer for Commercial Airplanes), operations, and business services, spanning commercial and federal business sectors, globally. She currently serves as a board member of several private companies, including Ascension Health System, Inc., Springbuck, Inc., and RxBenefits, Inc., and as a Director and executive business advisor, office of the CEO, for Private Health Management, Inc. Ms. Savacool also serves as a member of HealthQuest Capital's Board of Advisors and as a Director for Escuela Adelante. Ms. Savacool previously served as a Trustee for DePaul University, as a Director of the Midtown Educational Foundation in Chicago, Illinois, on the Board of Court Appointed Special Advocates of Lake County, Illinois, and as a Director of the United Way of King County in Seattle, Washington. She was also an executive member of the Center for Corporate Innovation, Fortune 1000 health care CEO roundtable.

Ms. Savacool has extensive financial, management, and business experience in the human resource and outsourcing industry. Her invaluable experience as a public company business unit Chief Executive Officer in the human resource and outsourcing industry provides valuable guidance to the Company.

TrueBlue, Inc. 2022 Proxy Statement P. 20

Retainers and Committee Fees
Periodically, the Corporate Governance and Nominating Committee (“Governance Committee”) engages a third party consultant to review the retainer and committee fees paid to our Board. This consultant provides information related to the retainer and fee levels of our peer companies, as well as information regarding best practices and emerging trends in the payments to Board members. In 2021, the Governance Committee retained Willis Towers Watson, who recommended to the Governance Committee certain changes in the amount and process for these fees to better align with the market. The information provided by the consultant is considered by the Governance Committee but does not directly determine any of the Company's actual retainer or fee arrangements. The Governance Committee applies its informed judgment when establishing the levels and payments of retainers and fees. After considering the information provided by the Willis Towers Watson and the Governance Committee's internal discussions, in October 2021, the Governance Committee approved changes to the retainer and committee fees paid to our non-employee directors starting in 2022 as outlined below.
In 2021, non-employee directors received (a) an annual cash Board retainer, (b) an annual cash committee retainer, and, if applicable (c) an annual cash committee chair supplement. The schedule of payments for 2021 and 2022 are as set forth in the table below.
Annual Cash Retainer	2021 Amount	2022 Amount
Board Retainer
Board Chair	$97,000	$122,000
Lead Independent Director	$84,500	$89,500
Other Directors	$72,000	$77,000
Committee Retainer
Audit Committee	$10,000	$12,500
Compensation Committee	$8,000	$12,500
Governance Committee	$5,000	$5,000
Innovation and Technology Committee	$5,000	$5,000
Board Chair Committee Supplement	$15,000	—
Committee Chair Supplement
Audit Committee, Chair	$15,000	$15,000
Governance Committee, Chair	$15,000	$15,000
Compensation Committee, Chair	$10,000	$15,000
Innovation and Technology Committee, Chair	$10,000	$10,000
Equity Grants
Each non-employee director receives an annual grant of restricted stock units (“RSUs”) that are typically granted on the second day after the release of our annual earnings. The TrueBlue shares of common stock (“Common Stock”) underlying these RSUs fully vest on the first day of the Company's fourth quarter in the year in which they are granted. Non-employee directors appointed during the year are entitled to receive a pro rata grant, on their first day of service to the Board, as follows: 100% if appointed on or prior to the first quarterly meeting, 75% if appointed on or prior to the second quarterly meeting, 50% if appointed on or prior to the third quarterly meeting, and 25% if appointed on or prior to the last quarterly meeting of the year.
In 2021, the Board Chair and Lead Independent Director each received an award of RSUs with a target value of $145,000. All other non-employee directors received an award of RSUs with a target value of $110,000. The Audit Committee Chair received an additional award of RSUs with a value of $10,000 while all other committee chairs received an additional award of RSUs with a target value of $7,500. The Company determined the number of RSUs of each such award based on the average closing price of Common Stock during the sixty (60) trading days prior to and including the second full trading day after the announcement of the Company’s fourth quarter and year-end financial results, which was approximately $19.23 per share. Ms. Lontoh's RSUs were calculated based on the average closing price of Common Stock during the sixty (60) trading days prior to and including her grant date, which was approximately $28.16 per share.
In light of the Willis Towers Watson review in October 2021, the Governance Committee also approved increased compensation levels for some components of the equity awards in 2022. As a result, in 2022, the Board Chair received an award of RSUs with a target value of $175,000 and the Lead Independent Director received an award of RSUs with a target value of $165,000. All other non-employee directors received an award of RSUs with a target value of $135,000. The Audit Committee and Compensation Committee Chairs received an additional award of RSUs with a value of $10,000 while all other committee chairs received an additional award of RSUs with a target value of $7,500.
Equity Retainer and Deferred Compensation Plan for Non-Employee Directors
Each non-employee director is able to participate in the Equity Retainer and Deferred Compensation Plan for Non-Employee Directors (“Director Equity Plan”). Under this plan, a director may elect to modify the manner in which he or she receives the annual retainer from the Company. Directors are given the option to make an irrevocable election to convert up to 100% of his or her cash retainer to an equity retainer, and then further elect to receive up to 50% of the equity retainer in the form of stock options, rather than Common Stock. In addition, a director may make an irrevocable election to defer settlement of all or part of his or her annual RSU grant to a time after he or she leaves the Board.
TrueBlue, Inc. 2022 Proxy Statement P. 21

COMPENSATION OF DIRECTORS
Non-Employee Director Compensation
The following table discloses the compensation earned by each of the Company’s non-employee directors during the last completed fiscal year:
Name	Fees Earned and Paid in Cash	Stock Award Grant Date Fair Value(1)	Total
Colleen B. Brown	$100,000	$119,917	$219,917
Steven C. Cooper(2)	$117,000	$147,994	$264,994
William C. Goings(3)	$100,000	$119,917	$219,917
Kim Harris Jones(4)	$107,000	$122,468	$229,468
R. Chris Kreidler(5)	$92,000	$112,266	$204,266
Sonita F. Lontoh(6)	$20,500	$27,600	$48,100
Jeffrey B. Sakaguchi	$119,500	$155,645	$275,145
Kristi A. Savacool(7)	$92,000	$112,266	$204,266
Bonnie W. Soodik(8)	$90,000	$112,266	$202,266
(1)
This column represents the grant date fair value of RSUs awarded to each of the non-employee directors in 2021 in accordance with Financial Accounting Standards Board Accounting Standards Codification Accounting for Stock Compensation (“FASB ASC Topic 718”). The amounts are calculated using the closing price of Common Stock on the grant date, which was $19.62 for all directors, except for Ms. Lontoh's grant on November 1, 2021, when the closing price of Common Stock was $28.25. For additional information, refer to Note 10 to the Consolidated Financial Statements found in Item 8 of Part II of our 2021 Form 10-K (listed under Stock-Based Compensation).

(2)
Under the Director Equity Plan, Mr. Cooper elected to defer 100% of his equity retainer in the form of 7,543 shares of Common Stock. Mr. Cooper elected to receive these shares ninety (90) days after his separation from the Board.

(3)
Under the Director Equity Plan, Mr. Goings elected to defer 100% of his equity retainer in the form of 6,112 shares of Common Stock. Mr. Goings elected to receive these shares ninety (90) days after his separation from the Board. As of December 26, 2021, Mr. Goings continues to hold 5,172 options.

(4)
Under the Director Equity Plan, Ms. Harris Jones elected to defer 100% of her equity retainer in the form of 6,242 shares of Common Stock. Ms. Harris Jones elected to receive these shares ninety (90) days after her separation from the Board.

(5)
Under the Director Equity Plan, Mr. Kreidler elected to defer 100% of his equity retainer in the form of 5,722 shares of Common Stock. Mr. Kreidler elected to receive these shares ninety (90) days after his separation from the Board.

(6)	Ms. Lontoh joined the Board effective October 25, 2021, and as such, received 25% of her annual cash and equity retainer awards.
(7)
Under the Director Equity Plan, Ms. Savacool elected to defer 100% of her equity retainer in the form of 5,722 shares of Common Stock. Ms. Savacool elected to receive these shares ninety (90) days after her separation from the Board.

(8)	Ms. Soodik resigned from the Board effective December 9, 2021.

Non-Employee Director Stock Ownership Guidelines
Each non-employee director is expected to hold shares of Common Stock having a value of not less than four (4) times the director’s base annual cash retainer. Both directly and indirectly held RSUs and deferred shares are included in this calculation, but options for purchasing Common Stock in the future are not included in the calculation. New directors are allowed four (4) years in which to reach the ownership guidelines. For the purpose of determining compliance, the Company determines the number of shares required on an annual basis with the value of the shares to be determined on a trailing 12-month average daily stock price. As of the end of the 2021 fiscal year, all non-employee directors either met these guidelines or were within the first four (4) years and on track to meet these guidelines.
TrueBlue, Inc. 2022 Proxy Statement P. 22

PROPOSAL 2.
ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION
Our Board has adopted a policy providing for an annual “say-on-pay” advisory vote. In accordance with this policy and Section 14A of the Securities Exchange Act of 1934, as amended, we are asking shareholders to approve the following advisory (non-binding) resolution at the 2022 Annual Meeting of Shareholders:
RESOLVED, that the shareholders of TrueBlue, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company's named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes, and narrative in the proxy statement for the Company's 2022 Annual Meeting of Shareholders.
As an advisory vote, this proposal is not binding upon the Company or the Board. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the feedback received from shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for the Company's named executive officers. The next say-on-pay advisory vote will be held at our 2023 Annual Meeting of Shareholders.
✔	FOR	OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION
TrueBlue, Inc. 2022 Proxy Statement P. 23

This section describes the business experience of our executive officers. No family relationships exist among any of the directors or executive officers of the Company.
A. Patrick Beharelle, 52, has served as a Director and the Company’s Chief Executive Officer since September 2018, after serving as President and Chief Operating Officer of the Company since May 2015. Mr. Beharelle served as Executive Vice President and Chief Operating Officer of the workforce management group, which included PeopleScout, Staff Management | SMX, Centerline, PlaneTechs, and the Australian-based RPO provider, PeopleScout Pty, from June 2014 to May 2015. Prior to its acquisition by TrueBlue in June 2014, Mr. Beharelle served as the Chief Executive Officer of Staffing Solutions Holdings, Inc. (“Seaton”). Mr. Beharelle has participated in advisory meetings at the White House focused on reducing long-term unemployment. Prior to joining Seaton, Mr. Beharelle held senior level positions at Spherion and Accenture. He currently serves as a Director of a nonprofit, Skills For Chicagoland’s Future.
Derrek L. Gafford, 51, has served as the Company’s Executive Vice President and Chief Financial Officer since 2006, after serving as Vice President and Chief Financial Officer since 2005. Mr. Gafford is a Certified Public Accountant (inactive) and joined the Company in 2002. Mr. Gafford is a Director of Heritage Distilling Co. Prior to joining the Company, Mr. Gafford served as Chief Financial Officer for Metropolitan Market, a grocery retailer, and held various management positions with Deloitte & Touche LLP and Albertsons, Inc.
Taryn R. Owen, 43, has served as Executive Vice President of the Company and President of PeopleReady, TrueBlue's general, industrial and skilled trade staffing business, and PeopleScout, TrueBlue's recruitment process outsourcing (“RPO”) and managed service provider (“MSP”) solutions business, since October 2021, after serving as Executive Vice President of the Company and President of PeopleReady since December 2019. Ms. Owen previously served as Executive Vice President of the Company and President of PeopleScout since November 2014. Prior to these roles, she served as Senior Vice President since June 2014 and as President of PeopleScout since August 2013. Prior to that, she was Senior Vice President of Global Operations for PeopleScout since December 2011, after joining PeopleScout in 2010 as Vice President of Client Delivery. Prior to joining PeopleScout, Ms. Owen was an Operations Director at Randstad SourceRight Solutions where she led global RPO engagements. Ms. Owen has more than 20 years of talent acquisition experience. Ms. Owen formerly served as a member of the Board of Advisors of HRO Today and as a member of the Human Capital Industry Advisory Board for Wharton’s Center for Human Resources. She is also a volunteer and avid supporter of the Special Olympics.
Carl R. Schweihs, 37, has served as Executive Vice President of the Company and President of PeopleManagement, TrueBlue’s staffing business that is made up of Staff Management | SMX, SIMOS Insourcing Solutions, and Centerline Drivers, since June 2019, after serving as Senior Vice President of the Company for Strategic Accounts since June 2017. Prior to that, he served as Vice President of Finance for the Company since November 2015, after serving as Controller since June 2014. Mr. Schweihs joined the Company following its acquisition of Seaton in 2014. Prior to joining the Company, he served in a variety of financial leadership roles at Seaton and Grant Thornton.
Garrett R. Ferencz, 45, has served as Executive Vice President and Chief Legal Officer of the Company since July 2020, after serving as Senior Vice President, General Counsel and Chief Ethics and Compliance Officer since December 2019. Prior to these roles, he served as Vice President, Deputy General Counsel and Chief Compliance Officer since April 2018, and served as Vice President, Deputy General Counsel, Litigation since July 2014. Mr. Ferencz joined the Company in January 2007 as Senior Director of Litigation, Assistant General Counsel. Prior to joining the Company, Mr. Ferencz practiced litigation at The Blankenship Law Firm, P.S. and Perkins Coie LLP. Mr. Ferencz has served as a Director on the American Cancer Society’s Board for Washington State since 2017.
TrueBlue, Inc. 2022 Proxy Statement P. 24

As of December 26, 2021, our Named Executive Officers (“NEOs”) were:
Executive	Position
A. Patrick Beharelle	Chief Executive Officer
Derrek L. Gafford	Executive Vice President and Chief Financial Officer
Taryn R. Owen	Executive Vice President, President, PeopleReady and PeopleScout
Carl R. Schweihs	Executive Vice President, President, PeopleManagement
Garrett Ferencz	Executive Vice President, Chief Legal Officer
EXECUTIVE SUMMARY
Our Compensation Committee established our 2021 compensation program during the continued uncertainty of the ongoing COVID-19 pandemic and its developing supply chain constraints and labor supply shortages. Despite the many challenges at the outset of 2021, our NEOs managed to lead the Company to close the year with financial performance levels generally returning to pre-pandemic levels. Many of the decisions made by our executives during the 2020 recession proved valuable during the economic recovery of 2021, and the Company generated over $2.2 billion of revenue, $103.8 million of Adjusted EBITDA, and returned $16.7 million to shareholders in stock repurchases during the year. The Company also continued to make progress on its digital strategies by investing in our JobStackTM and AffinixTM technologies.
For a definition of non-generally accepted accounting principles (“non-GAAP”) financial measures, such as Adjusted EBITDA, please see the Executive Compensation Process, Governance, and Philosophy section below, or the Appendix to this proxy statement for a detailed definition and reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure.
Short-Term Incentive Plan
The Company's strong financial outcomes resulted in our NEOs successfully achieving or exceeding compensation targets established by our Compensation Committee early in 2021. The key metrics under our Short-Term Incentive (“STI”) plan resulted in maximum payouts for the Company's financial performance components of the plan.
•
Adjusted EBITDA Award. The first key financial metric in the STI plan is Adjusted EBITDA, defined in more detail below. In 2021, the Company and its three main business units generated an amount of Adjusted EBITDA that was above the maximum payout level set by the Compensation Committee for the STI awards. Accordingly, our NEOs received maximum payouts related to the Adjusted EBITDA performance components of the STI plan.

•
Relative Revenue Award. The second key financial metric in the STI plan is Company revenue growth relative to a select peer group of industry competitors (“Revenue Peer Group”). The Compensation Committee considers performance relative to the Revenue Peer Group to be a key indicator of the Company's performance in the marketplace and believes that focusing executive attention on the competition encourages long-term growth of the Company and builds shareholder value. During 2021, the Company's increases in revenue significantly exceeded that of the Revenue Peer Group and this portion of the STI plan provided maximum payment to the NEOs for 2021.

Long-Term Incentive Plan
The long-term component of our NEO compensation program also contributed to our NEOs’ 2021 compensation. However, given the long-term nature of this component of pay, payouts were negatively impacted by the Company's business results during the first year of the COVID-19 pandemic. Accordingly, NEOs received a below target payout for the performance share unit (“PSU”) awards granted under our Long-Term Incentive (“LTI”) plan for the 2019-2021 performance period. Messrs. Beharelle and Gafford and Ms. Owen, who were NEOs when these awards were granted in 2019, received 84.9% of the target award of PSUs after the Compensation Committee used its positive discretion to adjust the payout upward from 62.4%, as discussed in more detail below under “2019 PSU Award Determination (2019-2021 Performance Period)”.
TrueBlue, Inc. 2022 Proxy Statement P. 25

COMPENSATION DISCUSSION AND ANALYSIS
Pay-for-Performance Emphasis
The Compensation Committee designs our executive compensation program to appropriately align the interests of the Company’s management team with shareholders. We expect executive compensation to reflect Company and individual performance. Key pay-for-performance features of our 2021 compensation program included:
•
Performance-based equity. In 2021, our equity award mix continued to emphasize performance-based equity. For the 2021-2023 PSU award, the award will be earned based on the Company's Adjusted EBITDA CAGR (defined below under “Executive Compensation Process, Governance, and Philosophy”) over the three-year performance period.

•	CEO's performance-based compensation. Mr. Beharelle's STI and PSU awards comprised 50% of his target total direct compensation for 2021.
•
Incentive compensation linked to strategic business plans. The Company’s long-term business plan emphasizes the continuous growth of Adjusted EBITDA, return of value to shareholders, and outperforming our Revenue Peer Group in the marketplace. The financial and non-financial goals under the 2021 incentive award programs were linked directly to the annual and long-term strategic business plans reviewed and approved by the Compensation Committee and the Board.

•
Actual incentive awards reflect short- and long-term performance. The Company’s and each applicable business unit's actual Adjusted EBITDA performance was above the maximum level for 2021 and the Company's performance relative to the Revenue Peer Group was above the maximum level set by the Compensation Committee. As such, the NEOs received maximum payout for these components of the STI plan. The Company's return on equity (“ROE”) performance for the 2019-2021 performance period reached the required threshold under the LTI plan, but was significantly impacted by the unprecedented events in 2020 such that the Compensation Committee determined it was appropriate to adjust the payout of this award. This adjustment resulted in a modest, but below target, number of shares being earned by some of the NEOs for the 2019-2021 PSU award.

Incorporating Environmental, Social, and Governance-Related Objectives
The Company has made environmental, social, and governance (“ESG”) best practices a part of its corporate practices and initiatives, with a specific focus on human capital management (“HCM”). The Company also incorporates ESG and HCM goals in its executive compensation program. During 2021, the CEO's STI plan included individual objectives tied to achieving ESG and HCM goals, including leadership development and succession planning for management positions, diversity, equity, and inclusion, employee and associate safety, and a continuing focus on building the culture of the Company and increasing the engagement levels of the employees. Goals for other NEOs tied to ESG included building a positive culture in individual business units, leadership development and succession planning, and strengthening our ethics programs across the Company.
TrueBlue, Inc. 2022 Proxy Statement P. 26

COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION PROGRAM OVERVIEW
Our executive compensation program is made up of several components which have a specific purpose and contribute to a well-balanced, competitive program. The chart below summarizes our 2021 executive compensation program.
	Component	Form	Characteristic	Metric	Purpose
Fixed	Base Salary	Cash	Paid Annually	N/A	An annually fixed level of pay that reflects the role, scope, and complexity of each NEO's position relative to the market and to other NEOs.
Performance	Short-Term Incentive	Cash	Completely at Risk	Non-Financial Goals	Individual performance-based compensation payable only upon achievement of specific individual leadership objectives.
				Revenue Growth Relative to Revenue Peer Group	Company performance-based compensation payable only upon achievement of metrics comparing the Company's revenue growth with the Revenue Peer Group.
				Adjusted EBITDA	Company performance-based compensation payable only upon achievement of Company-wide or business unit-specific performance metrics.
	Long-Term Incentive	Performance Share Unit Awards		EBITDA CAGR or ROE	Company performance-based compensation that delivers shares of Common Stock only if the Company meets certain performance metrics over a multi-year period.
Time-Based	Long-Term Incentive	Restricted Stock Unit Awards	Time vested over 3 years	N/A	Retention-based compensation.
Fixed	Benefits	Health, welfare, and retirement programs	Generally available	N/A	NEOs participate in the same benefit programs that are offered to other highly compensated employees.
TrueBlue, Inc. 2022 Proxy Statement P. 27

COMPENSATION DISCUSSION AND ANALYSIS
As seen in the charts below, a significant portion of each NEO’s compensation is at risk and dependent on the achievement of annual and long-term performance targets. These charts reflect the percentages of our 2021 CEO and other NEO compensation that represent base salary, STI (at target), PSUs (at target), and RSU awards. These charts show Mr. Beharelle's compensation plan as CEO and the average of the other NEOs' compensation plans.
2021 Target Compensation Mix

(1)	This amount includes Annual PSUs and Retention PSUs, each defined below.
Strong Governance and Best Pay Practices
Our executive compensation philosophy is reflected in the programs and practices we embrace and how they align with shareholders’ long-term interests. Below is a summary of these programs and practices.

What We Do	What We Do Not Do
✔ Pay for performance by delivering a significant portion of compensation through performance and equity-based plans	✔ No excessive or guaranteed pay targets. All potential payouts are capped and tied to measurable targets
✔ Request annual shareholder advisory say-on-pay votes	✔ No re-pricing of options or equity grants
✔ Target total compensation near the median of relevant peers	✔ No pension benefits
✔ Maintain meaningful stock ownership guidelines for all named executive officers	✔ No gross-up of excise taxes upon change-in-control
✔ Engage an independent compensation consultant	✔ No hedging or short sales of Company stock
✔ Retain double trigger change-in-control agreements	✔ No reward for excessive risk-taking
✔ Conduct an annual risk analysis of compensation programs	✔ No excessive executive perquisites
✔ Maintain a clawback policy	✔ No cash buyouts of underwater options
✔ Require minimum vesting period for equity grants
✔ Includes ESG goals in executive compensation
Shareholder Feedback
The Company provides shareholders an annual “say-on-pay” advisory vote on its executive compensation program. At our 2021 Annual Meeting of Shareholders, shareholders expressed substantial support for the compensation of our NEOs, with 96% of the votes cast for approval of the “say-on-pay” advisory vote. The Compensation Committee discussed and considered shareholder feedback provided directly to management during shareholder engagement activities. The Compensation Committee considered this shareholder feedback and the results of the 2021 advisory vote in evaluating the Company's executive compensation programs and, given the strong level of support expressed by our shareholders, took no specific actions based on that vote.
Effective Risk Management
As part of its oversight of our compensation program, the Compensation Committee regularly reviews our various compensation plans. The Compensation Committee concluded that the plans do not create risks reasonably likely to have a material adverse effect on the Company and the plans encourage appropriate, but not excessive, levels of risk-taking.
The 2021 STI plan focused on multiple goals such as Adjusted EBITDA, revenue growth measured against our Revenue Peer Group, resource management, leadership development, HCM, long-term strategic operational goals, and Company profitability, and provided appropriate payouts for achieving these goals. Another component of the Company's balanced compensation approach is the LTI plan, which provides a significant portion of the NEOs' compensation, and includes time-based RSU awards and performance-based PSU awards. The vesting and performance requirements of these awards provide meaningful alignment with shareholder interests.
TrueBlue, Inc. 2022 Proxy Statement P. 28

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee believes the following features of our 2021 compensation program served to mitigate excessive or unnecessary risk-taking:
Compensation Risk Mitigation Features
Pay Mix	Compensation is a mix of base salary and short- and long-term incentives providing compensation opportunities measured by a variety of time horizons to balance our near- and long-term strategic goals.
Metrics
Short- and long-term incentives included financial and non-financial metrics or objectives that required substantial performance on a broad range of significant initiatives and/or sustained financial performance and growth.

Caps	Annual non-equity incentives are capped with a maximum limit on the amount that could be earned.
Performance Goals	Goals are approved by our independent directors and take into account our historical performance, current strategic initiatives, and the expected economic environment.
Equity
Equity incentive programs and stock ownership guidelines are designed to align management and shareholder interests by providing vehicles for executive officers to accumulate and maintain an ownership position in the Company.

Risk Mitigation Policies	Clawback Policy Stock Ownership Guidelines Insider Trading Policy Anti-hedging policies Minimum vesting periods for equity awards
EXECUTIVE COMPENSATION PROCESS, GOVERNANCE, AND PHILOSOPHY
Compensation Program Objectives
The Compensation Committee designs our executive compensation program with the goal of achieving the following objectives:
•	Attracting and retaining the key executive talent needed to achieve our long-term business strategies;
•	Basing a significant portion of each NEO's annual compensation opportunity on both Company and individual performance;
•	Establishing performance targets for incentive compensation that align with both our short- and long-term business strategies;
•	Reflecting the role, scope, and complexity of each NEO's position relative to other NEOs;
•	Balancing the need to be competitive with our industry peers with our commitment to control costs;
•	Motivating NEOs to create long-term shareholder value; and
•	Targeting total direct compensation near the median of our peers.
Compensation Committee Oversees NEO Compensation
Compensation for our executives is determined by the Compensation Committee. The Compensation Committee’s purpose is setting the compensation of our CEO and other executive officers of the Company, developing and reviewing corporate goals and objectives relevant to the compensation of the CEO and executive officers, evaluating the executives' performance in light of those goals and objectives, approving the executives' compensation levels accordingly, and overseeing the Company's HCM program. The Compensation Committee oversees, regularly reviews, and approves compensation programs for our CEO and other NEOs. The Compensation Committee also reviews and approves corporate goals and objectives relevant to the compensation plans applicable to the NEOs and, together with the Governance Committee, evaluates the performance of the CEO in light of the corporate goals and objectives established for the CEO.
The Compensation Committee has regularly scheduled meetings each quarter and has additional meetings as appropriate. During 2021, the Compensation Committee met five (5) times. The agenda for each meeting is set by the Chair of the Compensation Committee. The Compensation Committee has full authority to directly retain the services of outside counsel and compensation consultants and has done so on a regular basis. Our CEO and other NEOs may also attend portions of the Compensation Committee meetings in order to provide information and help explain data relating to matters under consideration by the Compensation Committee but are not present during deliberations or determinations of their respective compensation or during executive sessions that occur in connection with each meeting. Outside counsel also regularly attends Compensation Committee meetings.
TrueBlue, Inc. 2022 Proxy Statement P. 29

COMPENSATION DISCUSSION AND ANALYSIS
In determining executive compensation plans and setting incentive targets, the Compensation Committee considers its compensation objectives, compensation practices of our peers in the marketplace, the roles and responsibilities of each NEO, and internal pay equity. The Compensation Committee seeks to align compensation with our current and long-term business strategy and goals. There is no formal weighting of any of these factors; the Compensation Committee uses its informed judgment in determining pay targets and amounts. The Compensation Committee reviews and discusses annual pay elements each year. The Compensation Committee uses the target amounts of these key elements to determine the annual at-target total direct compensation of our NEOs, which is a useful measure of pay because it reflects the intended aggregate value of those key elements of pay at the time the pay decision is made. It evaluates other programs as needed based on changes in compensation objectives, alignment with overall Company direction and business strategy, competitive trends, accounting rules, and changes in tax and other laws and regulations.
Independent Compensation Consultant
The Compensation Committee engages an independent compensation consultant. In 2021, this consultant was Mercer (US), Inc. (“Mercer”). The Compensation Committee evaluates the independence of Mercer to ensure that no conflicts of interest of any kind exist between Mercer and the Company, including personal or business relationships between Mercer and the Company, Company directors, Company executive officers, Company stock ownership by Mercer, or engagement of Mercer by the Company for other material services. However, the Company's senior vice president of human resources may engage Mercer, on occasion, to provide compensation market expertise for non-NEO positions. Mercer attends key meetings of the Compensation Committee and is available to the Compensation Committee as necessary.
Information provided by Mercer is considered by the Compensation Committee but does not directly determine any of the Company's actual compensation arrangements. The Compensation Committee applies its informed judgment when establishing the compensation elements, targets, and final awards.
Peer and External Market Data
Our executive compensation program is customarily reviewed every two (2) years so that the Compensation Committee can remain informed of changes in the compensation programs maintained by similarly-situated peer companies. For executive compensation during 2020 and 2021, this review occurred in late 2019. For this review, the Compensation Committee retained Mercer to provide an in-depth external review of our executive compensation programs as compared to a peer group (“Compensation Peer Group”). The Compensation Committee selects the Compensation Peer Group from similarly-sized companies engaged in staffing, outsourced human resources services, or companies that operated in industries with multi-unit branches on a national basis.
The Compensation Committee received a report from Mercer (“2019 Mercer Report”) of external Compensation Peer Group pay practices relating to base salaries, actual and target STI, LTI, and total direct compensation. The 2019 Mercer Report was based on information compiled from both Compensation Peer Group proxy data and published salary surveys compiled by Mercer. The data from the Compensation Peer Group was combined with national published surveys compiled by Mercer (U.S. Global Premium Executive Remuneration Suite and U.S. Compensation Planning Survey) and Willis Towers Watson (Survey Report on Top Management Compensation). For 2020 and 2021, the Compensation Peer Group included the 16 companies set forth in the table below:
2020-2021 Compensation Peer Group
AMN Healthcare Services, Inc.	Herc Holdings Inc.	TriNet Group, Inc.
ASGN Incorporated	Insperity, Inc.	Unifirst Corporation
Barrett Business Services, Inc.	Kelly Services, Inc.	United Rentals, Inc.
Cintas Corporation	Kforce Inc.	Volt Information Sciences, Inc.
H&E Equipment Services, Inc.	Korn Ferry
Healthcare Services Group, Inc.	Robert Half International, Inc.
Based on the 2019 Mercer Report, the Company's size relative to the Compensation Peer Group is shown below:
Revenue Peer Group

Market Capitalization Peer Group

TrueBlue, Inc. 2022 Proxy Statement P. 30

COMPENSATION DISCUSSION AND ANALYSIS
The 2019 Mercer Report found the following with respect to the Company's executive compensation:
•	Base salaries were generally at the 25th percentile, with variability by position;
•	Short-term cash incentive targets were between the 25th percentile and median with variability by position;
•	Target long-term equity incentive grant value was generally positioned at the 25th percentile with variability by position;
•	Total direct compensation was slightly above the 25th percentile position.
The Company strives for total direct compensation to be approximately the median of the Compensation Peer Group, and recognized that compensation, on average or by particular element, was generally below this level for the NEOs. In response, for each of the 2020 and 2021 compensation programs, the Compensation Committee increased compensation targets to approximate a target pay position more closely in line with the median of our Compensation Peer Group and the relative value of each role within the organization.
Incentive Plan Metrics
The Compensation Committee set targets for Company and business unit performance under the 2021 STI plan based on the year-over-year growth in Adjusted EBITDA, a non-GAAP measure defined below. For purposes of the 2021 STI plan, consistent with the adjusted EBITDA measure used in our investor presentations, the Compensation Committee excluded from EBITDA costs related to workforce reduction, intangible assets of acquired businesses, software as a service assets, COVID-19 government subsidies, and other adjustments (“Adjusted EBITDA”). The Compensation Committee decided that excluding such items in assessing management performance more closely aligned management incentives with shareholder interests. Adjusted EBITDA is a key metric reviewed by, and considered important to, our investors in measuring our performance. In addition, Adjusted EBITDA incentivizes management to appropriately control costs while increasing revenue. In 2021, business-unit-specific Adjusted EBITDA was equivalent to segment profit. For additional information, refer to Note 14 to the Consolidated Financial Statements found in Item 8 of Part II of our 2021 Form 10-K under “Segment Information.”
In 2021, the Compensation Committee temporarily changed the PSU award metric from 3-year average ROE to Adjusted EBITDA Compound Annual Growth Rate (“Adjusted EBITDA CAGR”). This change in metric applied only to the 2021 grant of PSUs while the Company recovered from the financial impacts of the 2020 COVID-19 related recession. By the end of 2021, the Company's business had generally returned to pre-pandemic levels and the Compensation Committee returned to ROE as the PSU performance metric for future PSU awards. The Compensation Committee selected Adjusted EBITDA CAGR for the 2021 PSUs after considering a number of other potential targets and metrics, including stock price, total shareholder return, earnings per share, and other relative and absolute metrics. The Compensation Committee believed Adjusted EBITDA CAGR was an appropriate performance metric for aligning the NEOs' interests with the Company’s long-term goals and shareholder interests as the Company emerged from a recession. Among other benefits, a focus on Adjusted EBITDA CAGR encourages our NEOs to make business decisions with a view of quickly returning the Company to target profitability levels.
Meaningful Targets Put Compensation at Risk
The LTI plan was designed to align the interests of the NEOs with those of the shareholders. The combination of vesting requirements and stock ownership guidelines is intended to promote retention and a long-term commitment to the Company. The Compensation Committee has determined that PSUs provide the most direct link between executive compensation and specific long-term performance goals that are aligned with the Company's business objectives and shareholder interests.
Our pay-for-performance philosophy and the meaningful goals we apply to our executive compensation program are evidenced by our payouts over the past seven (7) years for our PSU awards as shown below. Participants in this plan have not received a PSU payout for two (2) of the last seven (7) years. As disclosed in prior proxy statements, PSU awards spanning 2015-2017 and 2016-2018 were not earned since the Company did not meet the minimum performance conditions under the plan approved by the Compensation Committee.
Historic Performance Share Unit Award Payouts

TrueBlue, Inc. 2022 Proxy Statement P. 31

COMPENSATION DISCUSSION AND ANALYSIS
2021 NEO COMPENSATION
Base Salaries
We provide base salary to give NEOs a stable amount of cash compensation. In alignment with our pay-for-performance philosophy, salary represents only a portion (20% for our CEO) of each NEO's compensation. In late 2020, changes to the CEO's salary were approved by the Compensation Committee to take effect in 2021; all other NEOs remained at their then-current salary due to the continued cost-saving measures related to the pandemic. In the case of Ms. Owen, the Compensation Committee approved a base salary increase of $185,000 effective on October 4, 2021, to reflect the significant change in her role upon becoming President of our PeopleScout operating segment in addition to continuing as President of our PeopleReady operating segment.
NEO	2020 Base Salary	2021 Base Salary	Percentage Increase
A. Patrick Beharelle	$835,000	$876,750	5%
Derrek L. Gafford	$500,000	$500,000	—
Taryn R. Owen	$475,000	$660,000(1)	39%
Carl R. Schweihs	$400,000	$400,000	—
Garrett R. Ferencz	$400,000	$400,000	—
(1)
Ms. Owen assumed the additional role as President of PeopleScout on October 4, 2021, and received a prorated portion of her increased base salary during 2021. Please refer to the Summary Compensation Table for details regarding her actual salary received for 2021.

Short-Term Incentive Plan
The 2021 STI plan for Messrs. Beharelle, Gafford, and Ferencz measured and rewarded performance against three components, weighted as follows: (1) individual performance (50%); (2) the Company's Adjusted EBITDA performance (25%); and (3) the Company's relative revenue growth as compared to the Revenue Peer Group (25%), defined in the Executive Summary section above. Ms. Owen's and Mr. Schweihs' 2021 STI plan measured and rewarded performance against three components: (1) individual performance (40%); (2) Adjusted EBITDA of the business unit directly under their respective control (PeopleReady and PeopleManagement, respectively) (30%); and (3) the Company's relative revenue growth as compared to the Revenue Peer Group (30%). Upon assuming the role of President of PeopleScout in addition to President of PeopleReady, the Compensation Committee changed the weighting of Ms. Owen's STI components to 50%, 25%, and 25%, respectively. The table on the next page shows the performance components (Individual, Company/Business Unit, and Relative Revenue Growth) and threshold, target, and maximum payout levels for the 2021 STI plan. Consistent with the objective that potential compensation reflects the role and responsibilities of each NEO, the STI potential varies by NEO to reflect the individual’s market value and role within the Company.
The individual performance component of the STI Plan allows individual NEOs to earn up to 120% of their target award. The Compensation Committee considers this exercise of discretion appropriate in order to have the ability to acknowledge and reward possible extraordinary achievement in some portions of the individual performance goals. The Committee also approved threshold, target, and maximum potential payouts according to potential Adjusted EBITDA and relative revenue growth results for the Company. Award levels are interpolated between levels beginning at the threshold level where 25% of the target is awarded, up to the maximum level where 200% of the target is awarded. The STI is completely at risk, and no cash award will be made unless the individual, Company/business unit, or relative revenue growth thresholds are met.
As previously noted, Ms. Owen assumed the additional role as President of PeopleScout effective October 4, 2021. As such, the Compensation Committee increased her STI target award from $356,250 to $660,000, to be prorated between her prior role as President of PeopleReady (for three-fourths of the year) and President of PeopleReady and PeopleScout (for one-fourth of the year), respectively.
TrueBlue, Inc. 2022 Proxy Statement P. 32

COMPENSATION DISCUSSION AND ANALYSIS
STI Plan Opportunity
The following table shows the STI opportunity for each NEO, including the threshold, target, and maximum opportunities for each financial performance component.
Executive	Individual Performance	Company Adjusted EBITDA			Business Unit Adjusted EBITDA(1)			Company Relative Revenue Growth
	Target(2)	Threshold ($40 million)	Target ($45 million)	Maximum ($50 million)	Threshold	Target	Maximum	Threshold (-3%)	Target (0%)	Maximum (3%)
A. Patrick Beharelle	$438,375	$54,797	$219,188	$438,375	—	—	—	$54,797	$219,188	$438,375
Derrek L. Gafford	$187,500	$23,438	$93,750	$187,500	—	—	—	$23,438	$93,750	$187,500
Taryn R. Owen(3)	$189,375	—	—	—	$30,351	$121,406	$242,812	$30,351	$121,406	$242,812
Carl R. Schweihs	$104,000	—	—	—	$19,500	$78,000	$156,000	$19,500	$78,000	$156,000
Garrett R. Ferencz	$130,000	$16,250	$65,000	$130,000	—	—	—	$16,250	$65,000	$130,000
(1)
For Ms. Owen and the business unit under her control, PeopleReady, the threshold, target, and maximum growth targets were set at $42.5 million, $47.5 million, and $52.5 million, respectively. Since Ms. Owen did not assume the role as President of PeopleScout until October 4, 2021, no portion of her 2021 STI award was based on the performance of PeopleScout's business unit. For Mr. Schweihs and the business unit under his control, PeopleManagement, the threshold, target, and maximum growth targets were set at $10.5 million, $11.5 million, and $13.0 million, respectively.

(2)	Executives may earn up to 120% of the target if their performance exceeds expectations.
(3)
Ms. Owen assumed the additional role as President of PeopleScout on October 4, 2021. As such, the amounts shown in this table reflect her total STI plan opportunity as President of PeopleReady and President of PeopleReady and PeopleScout, combined. As President of PeopleReady, Ms. Owen's target payouts for her individual performance, PeopleReady's Adjusted EBITDA, and the Company's relative revenue growth were $106,875, $80,156, and $80,156, respectively. As President of PeopleReady and PeopleScout, Ms. Owen's targets for her individual performance, PeopleReady's Adjusted EBITDA, and the Company's relative revenue growth were $82,500, $41,250, and $41,250, respectively.

Total Target and Actual 2021 STI Award
The following table shows the total STI target award in 2021 for each NEO compared to the actual STI award, based on the performance results described below:
Executive	STI Target	Actual Award
A. Patrick Beharelle	$876,750	$1,402,800
Derrek L. Gafford	$375,000	$585,000
Taryn R. Owen(1)	$432,188	$705,301
Carl R. Schweihs	$260,000	$426,400
Garrett R. Ferencz	$260,000	$403,000
(1)
Ms. Owen assumed the additional role as President of PeopleScout on October 4, 2021. As such, these amounts reflect her total STI plan as President of PeopleReady and President of PeopleReady and PeopleScout. Ms. Owen's target payout was $267,188 and $165,000 as President of PeopleReady and President of PeopleReady and PeopleScout, respectively. Ms. Owen earned $444,601 and $260,700 as President of PeopleReady and President of PeopleReady and PeopleScout, respectively.

2021 Individual Performance Goals
Mr. Beharelle's individual performance incentive for 2021 was based on specific performance goals involving his areas of responsibility including driving consistent organic growth, leadership development, HCM, reducing the impact of economic cycles, driving shareholder value, leading industry disruption, and risk management leadership. At the end of the year, each director, except Mr. Beharelle, independently evaluated each area of Mr. Beharelle's performance. The evaluations were aggregated and discussed at the December 2021 meeting of the Governance Committee. All members of the Compensation Committee were present and participated in this evaluation discussion. The Governance Committee made its performance evaluation recommendations. The Compensation Committee considered this recommendation and determined the amount of compensation that was appropriate to reward for this performance, concluding that Mr. Beharelle performed at a level that entitled him to receive 120% of his target for the individual performance component of the STI plan, or $526,050.
The individual performance goals for other NEOs focused on categories such as growth, HCM, profit and loss responsibilities, strategic planning, change leadership, and our ethics program. Based on Mr. Beharelle's recommendations, as reviewed and approved by the Compensation Committee, Mr. Gafford received 112%, Ms. Owen received 116%, Mr. Schweihs received 110%, and Mr. Ferencz received 110% of his or her respective target for the individual performance component of the STI plan.
2021 Company Adjusted EBITDA Performance
The Company's Adjusted EBITDA target for the STI plan in 2021 was $45 million, with the threshold set at $40 million and maximum set at $50 million. As a result of the NEOs' management efforts through the COVID-19 pandemic and the Company's significant recovery, Adjusted EBITDA was $103.8 million, and as a result, Messrs. Beharelle, Gafford, and Ferencz earned the maximum payout for this component of the STI plan.
TrueBlue, Inc. 2022 Proxy Statement P. 33

COMPENSATION DISCUSSION AND ANALYSIS
2021 Business Unit Adjusted EBITDA Performance
The 2021 STI opportunity for Ms. Owen included a component focused on the performance for PeopleReady, the specific business unit under her management for the entirety of 2021; since Ms. Owen did not assume the role as President of PeopleScout until October 4, 2021, no portion of her 2021 STI award was based on the performance of PeopleScout's business unit. Ms. Owen's performance for this component was solely measured on PeopleReady's Adjusted EBITDA. The 2021 Adjusted EBITDA target for Ms. Owen's business unit was $47.5 million, with the threshold at $42.5 million and the maximum at $52.5 million. PeopleReady's actual Adjusted EBITDA was $82.4 million, resulting in the maximum payout to Ms. Owen for business unit performance.
The 2021 STI opportunity for Mr. Schweihs included a component focused on the performance for PeopleManagement, the specific business unit under his management. Mr. Schweihs' performance for this component was measured on PeopleManagement's Adjusted EBITDA. The 2021 Adjusted EBITDA target for Mr. Schweihs' business unit was $11.5 million, with the threshold at $10.5 million and the maximum at $13.0 million. PeopleManagement's actual Adjusted EBITDA was $13.2 million, resulting in the maximum payout to Mr. Schweihs for business unit performance.
2021 Company Relative Revenue Growth Performance
The Compensation Committee selected the following Revenue Peer Group (as measured by specific revenue segments) for the relative revenue growth component of the 2021 STI plan: Manpower Group, Inc. (U.S. Manpower brand), Randstad N.V. (U.S. Staffing/In-House), Volt Information Sciences, Inc. (North American Staffing), Kelly Services, Inc. (Professionals & Industrial - Americas Staffing), and Adecco Group (North America General Staffing). In each case, the Compensation Committee selected the reporting segment most comparable to the Company's business, adjusted for organic results, consistent billing days, constant currency, and similar factors. The Company's relative revenue growth target as compared to the Revenue Peer Group for the 2021 STI plan was 0%, or the same revenue growth as the average revenue growth for the Revenue Peer Group, with the threshold set at -3% and maximum set at the Company's revenue growth being 3% greater than the average revenue growth of the Revenue Peer Group. As a result of the NEOs' management efforts through the COVID-19 pandemic and the Company's significant recovery, the Company achieved revenue growth that was 12% greater than the average revenue growth of the Revenue Peer Group during 2021. As a result, the NEOs earned the maximum payout for this component of the STI plan.
Long-Term Equity Incentive Plan
Similar to previous years, the 2021 annual equity awards for NEOs were comprised of a combination of RSU and PSU awards. The Compensation Committee chose these two forms of equity after considering a number of other forms of long-term equity. The value of the annual long-term equity awards are allocated equally between annual PSU grants (“Annual PSUs”) and RSU grants to provide an appropriate balance between long-term performance incentives and retention goals. RSUs granted in 2021 vest in equal annual installments over three years.
2021 Award of RSUs
The number of RSUs granted was calculated by dividing the target dollar value of the award by the average closing price of the Common Stock during the sixty (60) trading days preceding and including the grant date. The annual grant date is the second trading day after the announcement of fourth quarter and year-end results, which, for the 2021 grant, was February 5, 2021.
2021 Award of Annual PSUs
In December 2020, the Compensation Committee reviewed the annual and long-term performance-based incentive program for alignment with the Company's strategic business direction. The Compensation Committee considered the impact of the COVID-19 economic downturn on the ability of the Company to achieve high levels of ROE in the near future and the length of time it would take the Company to return to pre-COVID-19 levels of financial performance. After considering a number of potential appropriate metrics for the 2021 PSUs, the Compensation Committee determined that it would incorporate Adjusted EBITDA CAGR over a three-year performance period rather than ROE as the long-term performance metric for PSUs. The Compensation Committee considered continuing the use of ROE but decided that Adjusted EBITDA CAGR will better align executives with the Company's goal of rapidly returning to growth after the significant negative impact of the COVID-19 pandemic.
The PSUs awarded in 2021 are earned and have the potential to vest depending on the Company’s achievement of Adjusted EBITDA CAGR targets over a three-year performance period. The PSU awards are completely at risk and the underlying shares of Common Stock will be issued only if the established targets are met at the completion of the three-year performance period.
The Compensation Committee calculated the target number of PSUs awarded by dividing the target dollar value of the award by 80% of the average closing price of Common Stock during the sixty (60) trading days preceding and including the grant date. Mercer recommended this 20% discount to take into account the contingent nature of the PSUs and the risk of forfeiture.
The Compensation Committee established and approved threshold, target, and maximum vesting rates of PSUs according to potential Adjusted EBITDA CAGR results for the Company. Award levels will be interpolated between levels beginning at the 50% threshold level up to the 150% maximum level. The number of PSUs earned and vested at the end of the three-year award period will be determined by the Adjusted EBITDA CAGR during the performance period as shown in the table below.

		Performance Target	% of Target PSUs Earned
3-Year Adjusted EBITDA CAGR	Maximum	45%	150%
	Target	35%	100%
	Threshold	25%	50%
TrueBlue, Inc. 2022 Proxy Statement P. 34

COMPENSATION DISCUSSION AND ANALYSIS
2021 Award of Retention PSUs
Additionally, the Compensation Committee considered the need to ensure the retention and engagement of the experienced and tenured leadership of the Company during the Company's recovery from the pandemic-related recession and in light of the increasingly competitive market for talent in the industry, and made certain one-time additions to the compensation packages of three NEOs. The Compensation Committee considered retention of these individuals in light of the modest payouts under the Company's incentive plans over the past few years. For example, the Company's annual PSU awards, which are a significant part of our incentive program, had delivered significantly fewer shares than targeted over the past few years, and the Company performance component in the STI plan had only paid out in one (1) of the past five (5) years. This meant that the compensation of some NEOs was well below the median of our Compensation Peer Group. The Compensation Committee intends target compensation to be near the median level of our Compensation Peer Group. The Compensation Committee's general practice of reviewing executive compensation every two years has the potential of making the executive compensation program less responsive to quickly changing market considerations. These awards of Retention PSUs (defined below) provided the Committee with another tool to adjust NEO compensation in response to the market conditions during the COVID-19 pandemic.
Ms. Owen, and Messrs. Gafford and Schweihs received one-time retention grants of PSUs (“Retention PSUs”) with a grant date of February 5, 2021. The Compensation Committee does not intend to repeat these grants or for these grants to become consistent components of any NEO's compensation plan.
The Retention PSU grants, discussed above, were based on a target value of $700,000 for Ms. Owen, $600,000 for Mr. Schweihs, and $400,000 for Mr. Gafford. Up to one-half of these awards may vest on the second anniversary of the grant, and the remaining portion of these shares may vest on the third anniversary of the grant, in each case, only if certain individual performance criteria are met. In no event will more than 100% of the award be earned by the NEOs. These Retention PSUs are completely at risk and will not vest in any amount if the individual performance goals are not met. The individual performance goals are oriented to the long-term strategic growth plans of each individual's business unit or support function.
The Compensation Committee calculated the target number of PSUs awarded by dividing the target dollar value of the award by the average closing price of the Common Stock during the sixty (60) trading days preceding and including the grant date.
2021 Total Target Long-Term Incentive Awards
The following table sets forth the total allocation of RSU, Annual PSU, and Retention PSU awards to our NEOs during 2021.
NEO	Retention PSU Grant as a % of Base Salary	Total Annual Equity Grant as a % of Base Salary	Components of Total Annual Equity Grant
			Restricted Stock Units as a % of Base Salary	Annual PSUs as a % of Base Salary
A. Patrick Beharelle		300%	150%	150%
Derrek L. Gafford	80%
		150%	75%	75%
Taryn R. Owen(1)	147%
		135%	67.5%	67.5%
Carl R. Schweihs	150%
		100%	50%	50%
Garrett R. Ferencz		100%	50%	50%
(1)
Ms. Owen assumed the additional role as President of PeopleScout on October 4, 2021. These amounts reflect the percentage of her salary at the time of the awards, when she was then serving only as President of PeopleReady.

2019 PSU Award Determination (2019-2021 Performance Period)
Messrs. Beharelle and Gafford and Ms. Owen each received Annual PSUs as a component of their total long-term equity awards in 2019, a portion of which vested based on the Company's average ROE over the three-year performance period. During the first year of the performance period, 2019, the Company achieved an ROE of 13.1%. This level of performance continued during early 2020. Had similar performance continued during all of 2020, the payout for this 2019 PSU award would have been over the target payout. During 2020, however, the COVID-19 impact on the general economy and our business operations caused ROE to drop significantly. This COVID-
19-related financial decline caused the Company's average ROE over the full three-year performance period to be 11.0%, which was above threshold performance and would have resulted in a payout of 62.4% of the target award.
Given the unanticipated and extraordinary events of 2020, and the key role that NEOs played in managing the Company through the economic conditions, including the planning and implementation of significant cost savings and re-orienting the business to respond to the new economic conditions, the Compensation Committee exercised its positive discretion and adjusted the payout for the 2019 PSU awards. The Compensation Committee's practice of reviewing executive compensation every two years could make the executive
TrueBlue, Inc. 2022 Proxy Statement P. 35

COMPENSATION DISCUSSION AND ANALYSIS
compensation program less responsive to quickly changing market considerations. These adjustments to the PSU award payout provided the Committee with another tool to adjust NEO compensation in response to market conditions during the COVID-19 pandemic. As such, following a series of discussions and information exchanges, and considering a number of alternative adjustments, in December 2021, the Compensation Committee modified the 2019 PSU award to be paid out as if the Company had achieved threshold ROE performance during 2020. The Compensation Committee decided to calculate the payout using the actual ROE achieved for the first and third years (2019 and 2021) of the performance period, which were each over target at 13.1% and 14.9%, respectively, and assume threshold ROE (10%) performance level for 2020, the second year of the performance period. Using positive discretion to make this change, the 2019 PSU award was paid out at 84.9%, rather than 62.4%, of target. The Compensation Committee carefully considered this exercise of discretion and made the adjustment to provide a meaningful, yet modest, increase that better reflected the Company's performance and appropriately rewarded these NEOs for their performance during the entire performance period, including the challenging period of the pandemic. Retention considerations were also part of the Compensation Committee's deliberations, as the Compensation Committee was also aware that the majority of the intended STI awards provided no payout in 2020.
The chart below provides a summary of the 2019 PSU awards and the modifications to the vesting of these awards made by the Compensation Committee on December 3, 2021.
Named Executive Officer	Number of Target PSUs Awarded in 2019	Number of Shares Earned Before Adjustment(1)	Number of Additional Shares Earned Based on Adjustment(2)	Total Number of Shares Earned After Adjustment(3)
A. Patrick Beharelle	55,473	34,616	12,481	47,097
Derrek L. Gafford	18,822	11,745	4,235	15,980
Taryn R. Owen	10,567	6,594	2,378	8,972
(1)
The amounts reported in this column represent the number of shares of Common Stock that were earned as of December 26, 2021, based on the Company's financial results which would have resulted in a payout of 62.4% of the target 2019 Annual PSU award.

(2)
The amounts reported in this column reflect the number of additional shares of Common Stock earned based on the Compensation Committee's adjustment to payout 84.9% of the target 2019 Annual PSU award instead of 62.4%.

(3)	The amounts reported in this column include the total number of shares earned under the 2019 Annual PSU award which was equal to 84.9% of target payout.
TrueBlue, Inc. 2022 Proxy Statement P. 36

COMPENSATION DISCUSSION AND ANALYSIS
OTHER COMPENSATION ELEMENTS
Nonqualified Deferred Compensation Plan
The NEOs, on the same basis as our other highly compensated employees, as defined in Internal Revenue Service (“IRS”) regulations, are entitled to participate in the Deferred Compensation Plan. The NEOs are not entitled to participate in the Company's 401(k) plan. The Company's Deferred Compensation Plan allows participants to maintain their balances in the Deferred Compensation Plan upon termination of employment if a participant has attained the age of sixty-five (65) years or attained the age of forty (40) years and achieved five (5) years of credited service.
Under the Deferred Compensation Plan, eligible employees may defer up to 75% of base salary and up to 100% of amounts received under the STI plan. The Deferred Compensation Plan also includes in-service accounts that allow distribution of contributions during employment and installment payments for distributions (up to ten (10) years) for additional flexibility for tax purposes and retirement planning. Under the Deferred Compensation Plan, the Company can match employee contributions at double the rate matched under the Company's 401(k) plan and such matching funds will be immediately vested. In 2021, the match was 50% of contributions to the plan up to $19,500. Details of amounts contributed to each NEO 2021 deferrals are provided in the Nonqualified Deferred Compensation Table in the Executive Compensation Tables section. Under the Deferred Compensation Plan, the Company can also make contributions with different vesting schedules for retention purposes, but no contributions were made during 2021.
Although we currently invest deferred amounts in separate investment funds managed by third parties, we are not required to do so. All deferred amounts are subject to the risk of loss in the event we become insolvent. The Deferred Compensation Plan is administered by a benefits committee consisting of employees, including NEOs, who are eligible to participate on the same basis as other eligible employees.
The Compensation Committee believes the Deferred Compensation Plan is necessary as a competitive, meaningful retirement benefit for those employees who are eligible to participate, which includes the NEOs, and does not impose any significant risk to or burden on the Company.
Employee Stock Purchase Plan
The NEOs, on the same basis as other employees, are entitled to participate in the Company Employee Stock Purchase Plan. This plan allows NEOs to contribute up to 10% of their earnings toward the monthly purchase of Common Stock. The employees' purchase price is 85% of the lesser of the fair market value of the shares on either the first day or the last day of each month.
Employment Agreements
The Company has entered into employment agreements with each of the NEOs, under which each NEO may be entitled to payments upon termination of employment under the circumstances described in the Post-Employment Payments section below. The Compensation Committee believes that the termination payments under the employment agreements are necessary to attract and retain high caliber executives in a competitive labor market and to motivate them to contribute to our short- and long-term success for the benefit of our shareholders. The Compensation Committee designed the termination payments, which are competitive with our Compensation Peer Group and general industry practices, to achieve a balance between these objectives and the potential impact on shareholders. The major provisions intended to achieve this balance generally include the following:
•	The termination benefits are payable only if the NEO's employment is terminated without cause or if the NEO terminates his or her employment with good reason other than death or disability.
•
Cash severance payments are limited to separation payments at a rate equal to the NEO's base salary for eighteen (18) months for Mr. Beharelle and twelve (12) months for the other NEOs. In addition, under their employment agreement or incentive plan terms, the NEOs would receive a prorated STI payout subject to the performance conditions set by the Compensation Committee.

•	Equity awards vest at separation, or at the completion of a performance period, as if the NEO continued to be employed during the applicable severance period.
•	The separation benefits are conditioned upon the execution by the NEOs of a release of claims against the Company, and continued compliance with non-competition and other covenants made by the NEOs.
Change-in-Control Agreements
The Company has entered into change-in-control agreements with certain executive officers, including all NEOs, which were approved by all the independent directors. These agreements are described in greater detail in the Post-Employment Payments section below. The change-in-control agreements are intended to protect the interests of our shareholders by providing short-term security for the executives in the event management and the Board are presented with a business combination or other opportunity that is determined to be in the best interest of our shareholders. The Compensation Committee designed the change-in-control agreements to achieve a balance between the benefits of providing executives with security and the potential impact on the shareholders. The major provisions intended to achieve this balance include:
•	The change-in-control agreements require a “double trigger,” i.e., both a change-in-control and either a termination without cause by the Company or a termination for good reason by the executive.
•
The basic benefit is limited to an amount equal to two (2) times (three (3) times in the case of the CEO) the sum of (i) the executive's annual base salary rate in effect for the year in which the termination occurs, and (ii) the executive's STI target award, in addition to the immediate vesting of outstanding, unvested equity awards.

•
If the “parachute” amount payable would trigger an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then payments will be cut back so as not to trigger the excise tax, but only if doing so will result in a greater after-tax payment to the executive (sometimes called a “best-net” cutback).

•	The agreements do not include an obligation to pay a “gross up” in the event excise taxes are payable.
•	The agreements include restrictive covenants covering non-competition, non-solicitation, non-disparagement, and confidentiality.
TrueBlue, Inc. 2022 Proxy Statement P. 37

COMPENSATION DISCUSSION AND ANALYSIS
ADDITIONAL POLICIES
Stock Ownership Guidelines
During 2021, the following stock ownership guidelines applied to the NEOs based on a multiple of annual RSU grants.
NEO	Multiple of Annual RSU Grant	Effective Multiple of 2021 Salary
A. Patrick Beharelle	4x	6.00
Derrek L. Gafford	3x	2.25
Taryn R. Owen(1)	3x	1.46
Carl R. Schweihs	3x	1.50
Garrett R. Ferencz	3x	1.50
(1)	This information reflects Ms. Owen's salary after assuming the role of President of PeopleReady and PeopleScout on October 4, 2021.
The Compensation Committee has established stock ownership guidelines for executive officers as follows: a multiple of four (4) times the annual RSU grant for the CEO and a multiple of three (3) times the annual RSU grant for executive vice presidents.
NEOs are expected to achieve their targets within five (5) years of becoming subject to the ownership guidelines. As of the date of this proxy, all NEOs met these guidelines or were within the five (5) year period and on track to meet these guidelines.
The ownership guidelines recognize the significant range of equity awards each NEO is eligible to receive annually, while continuing to require a substantial personal commitment to the Company’s long-term financial performance. The guidelines may be satisfied by shares owned outright (regardless of whether acquired through a Company plan or other acquisition), unvested restricted shares or RSUs, or shares held in the NEO's account under our employee stock purchase plan. Unvested PSUs may not be used to satisfy the stock ownership guidelines. Compliance with the guidelines is reviewed on an ongoing basis. NEOs who have not satisfied the applicable guidelines after becoming subject to them are encouraged to retain 50% of the net amount of their shares (after applicable taxes) on each vesting date for their RSU awards.
Clawback Policy
Our Clawback Policy applies to all current and former NEOs and certain other executives (including the chief accounting officer) who receive incentive-based compensation. Under this policy, the Company may seek to recover the incentive compensation awarded or paid where: (i) the incentive compensation was calculated based wholly or in part upon the achievement of certain financial results that were subsequently the subject of a restatement; (ii) in the Compensation Committee's view, the executive engaged in fraud or illegal conduct that materially contributed to or caused the restatement; and (iii) a lower payment would have been made to the executive based upon the restated financial results. The Compensation Committee retains discretion regarding the application of the policy and may determine not to seek recovery from an executive if it determines that to do so would be unreasonable or that it is not in the best interest of the Company and its shareholders.
Insider Trading and Anti-Hedging Policy
Under the Company's Insider Trading Policy, all directors, NEOs, and all other employees are prohibited from hedging the economic interest in our securities that they hold. In addition, we prohibit Company employees, including the NEOs, from engaging in any short-term, speculative securities transactions, including purchasing Company securities on margin, engaging in short sales, buying or selling put or call options, and trading in options (other than those granted by the Company).
COMPENSATION COMMITTEE REPORT
Compensation Committee Interlocks and Insider Participation
The Compensation Committee is comprised entirely of independent directors. During 2021, none of the Company’s executive officers served as a member of a compensation committee or board of directors of any other entity that had an executive officer serving as a member of the Company’s Board.
The Compensation Committee has reviewed and discussed with management this Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board, and the Board agreed, that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K for the year ended December 26, 2021.
Members of the Compensation Committee
William C. Goings, Chair
Colleen B. Brown
Kristi A. Savacool
TrueBlue, Inc. 2022 Proxy Statement P. 38

Summary Compensation Table
The following table shows all compensation paid by the Company in fiscal years 2021, 2020, and 2019 to our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), and the other three most highly paid executive officers, with the exception of Mr. Ferencz. Mr. Ferencz was first determined to be one of the three most highly paid executive officers in 2020, so compensation is only reported for the years he has been an NEO. The individuals listed in the following tables are the “named executive officers” or “NEOs” referred to in this proxy statement.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
A. Patrick Beharelle Chief Executive Officer	2021	$876,750	—	$3,467,596	$1,402,800	$64,108(3)	$5,811,254
	2020	$799,673	$35,327	$2,056,424	$459,250	$69,330	$3,420,004
	2019	$700,000	—	$2,323,556	$297,500	$70,120	$3,391,176
Derrek L. Gafford Executive Vice President, Chief Financial Officer	2021	$500,000	—	$1,448,555	$585,000	$9,750(4)	$2,543,305
	2020	$478,846	$21,154	$615,692	$206,250	—	$1,321,942
	2019	$475,000	—	$788,364	$118,750	$9,500	$1,391,614
Taryn R. Owen Executive Vice President, President, PeopleReady and PeopleScout	2021	$521,250	—	$1,551,234	$705,301	$9,750(4)	$2,787,535
	2020	$454,904	$20,096	$1,273,583	$156,750	—	$1,905,333
	2019	$400,000	—	$442,595	$90,000	$30,387	$962,982
Carl R. Schweihs Executive Vice President, President, PeopleManagement	2021	$400,000	—	$1,071,566	$426,400	$9,750(4)	$1,907,716
	2020	$383,077	$16,923	$328,387	$115,000	—	$843,387
	2019	$317,917	—	$239,810	$109,521	$9,500	$676,748
Garrett R. Ferencz Executive Vice President, Chief Legal Officer	2021	$400,000	—	$459,245	$403,000	—	$1,262,245
	2020	$342,212	$15,223	$390,713	$101,325	—	$849,473
(1)
The value in this column for 2021 represents the aggregate amount of restricted stock units (“RSUs”), performance share units awarded based on Company performance (“Annual PSUs”), and performance share units awarded based on individual performance (“Retention PSUs”) (Annual PSUs and Retention PSUs collectively, “PSUs”) granted to NEOs in 2021 and calculated according to FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that will be realized by the NEO, or the manner of calculating the RSU or PSU award used by the Compensation Committee. For example, in 2021, Mr. Beharelle received a target value of $1,315,125 in RSUs with the actual number of shares granted being calculated using the average closing price of our stock during the sixty (60) trading days preceding and including the grant date, which was approximately $19.23. In 2021, Mr. Beharelle also received a target value of $1,315,125 in Annual PSUs with the actual number of Annual PSUs being calculated using 80% of the average closing price of our stock during the sixty (60) trading days preceding and including the grant date, which was approximately $15.38. The FASB ASC Topic 718 grant date fair value of Mr. Beharelle's RSUs was $1,342,106 and the FASB ASC Topic 718 grant date fair value of Mr. Beharelle's target Annual PSUs was $1,677,628, each of which is included in the table above. This amount also includes the FASB ASC Topic 718 grant date fair values of the 2018 and 2019 PSU award adjustments for Mr. Beharelle which are $80,511 and $367,351, respectively. Annual PSUs will vest three (3) years after the grant date if certain long-term Company performance goals are met, as discussed in more detail in the Compensation Discussion and Analysis section of this proxy statement. Retention PSUs will vest up to 50% on the second anniversary of the grant, and the remaining portion may vest on the third anniversary of the grant, in each case, only if certain individual performance criteria are met. Equity awards are described in more detail in the Compensation Discussion and Analysis section of this proxy statement and in the Grants of Plan-Based Awards table. For additional information, refer to Note 10 to the Consolidated Financial Statements and supplementary data found in Item 8 of Part II of our 2021 Form 10-K (listed under Stock-Based Compensation). The value of the Annual PSUs granted in 2021 is based upon the target outcome of the performance conditions at the grant date. The maximum value of the 2021 Annual PSUs, assuming that the highest level of performance conditions is achieved, based on the grant date share price of $19.62, is $2,516,442 for Mr. Beharelle, $717,562 for Mr. Gafford, $613,537 for Ms. Owen, $382,708 for Mr. Schweihs and $382,708 for Mr. Ferencz.

(2)
The amounts set forth in this column for the respective fiscal year were earned during such fiscal year and paid in the early part of the following fiscal year to each of the NEOs under our Short-Term Incentive Plan. For Ms. Owen, the amount includes three-fourths of her STI award as President of PeopleReady, $444,601, and one-quarter of her STI award as President of PeopleReady and PeopleScout, $260,700. For additional information on the determination of the amounts related to Non-Equity Incentive Plan Compensation, see the discussion in the Compensation Discussion and Analysis section entitled “Short-Term Incentive Plan.”

(3)
This amount includes the aggregate incremental cost to the Company of personal benefits provided to Mr. Beharelle in 2021 for certain housing, utilities, internet, automobile, travel costs, and donations for the benefit of Skills For Chicagoland's Future. These personal benefits include $52,200 for housing.

(4)	These amounts represent matching funds paid by the Company to participants in the Nonqualified Deferred Compensation Plan.
TrueBlue, Inc. 2022 Proxy Statement P. 39

EXECUTIVE COMPENSATION TABLES
Grants of Plan-Based Awards
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(3)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All other stock awards: number of shares of stock or units (#)(5)	Grant Date Fair Value of Equity Based Awards(6)
Name /Type of Award	Grant Date	Action Date(1)	Threshold ($)(2)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
A. Patrick Beharelle
Cash Incentive		12/11/2020	$547,969	$876,750	$1,402,800	—	—	—	—	—
Restricted Stock Units	2/5/2021	12/11/2020	—	—	—	—	—	—	68,405	$1,342,106
Annual Performance Share Units	2/5/2021	12/11/2020	—	—	—	42,753	85,506	128,259	—	$1,677,628
2018 Performance Share Unit Modification	1/4/2021	1/4/2021	—	—	—	—	—	—	4,378	$80,511
2019 Performance Share Unit Modification(7)	12/3/2021	12/3/2021	—	—	—	—	—	—	13,702	$367,351
Derrek L. Gafford
Cash Incentive		12/11/2020	$234,375	$375,000	$600,000	—	—	—	—	—
Restricted Stock Units	2/5/2021	12/11/2020	—	—	—	—	—	—	19,506	$382,708
Annual Performance Share Units	2/5/2021	12/11/2020	—	—	—	12,191	24,382	36,573	—	$478,375
Retention Performance Share Units	2/5/2021	1/14/2021	—	—	—	—	20,806	—	—	$408,214
2018 Performance Share Unit Modification	1/4/2021	1/4/2021	—	—	—	—	—	—	2,970	$54,618
2019 Performance Share Unit Modification(7)	12/3/2021	12/3/2021	—	—	—	—	—	—	4,649	$124,640
Taryn R. Owen
Cash Incentive(8)		12/11/2020	$250,078	$432,188	$712,873	—	—	—	—	—
Restricted Stock Units	2/5/2021	12/11/2020	—	—	—	—	—	—	16,677	$327,203
Annual Performance Share Units	2/5/2021	12/11/2020	—	—	—	10,424	20,847	31,271	—	$409,018
Retention Performance Share Units	2/5/2021	1/14/2021	—	—	—	—	36,410	—	—	$714,364
2018 Performance Share Unit Modification	1/4/2021	1/4/2021	—	—	—	—	—	—	1,668	$30,675
2019 Performance Share Unit Modification(7)	12/3/2021	12/3/2021	—	—	—	—	—	—	2,610	$69,974
Carl R. Schweihs
Cash Incentive		12/11/2020	$143,000	$260,000	$436,800	—	—	—	—	—
Restricted Stock Units	2/5/2021	12/11/2020	—	—	—	—	—	—	10,403	$204,107
Annual Performance Share Units	2/5/2021	12/11/2020	—	—	—	6,502	13,004	19,506	—	$255,138
Retention Performance Share Units	2/5/2021	1/14/2021	—	—	—	—	31,209	—	—	$612,321
Garrett R. Ferencz
Cash Incentive		12/11/2020	$162,500	$260,000	$416,000	—	—	—	—	—
Restricted Stock Units	2/5/2021	12/11/2020	—	—	—	—	—	—	10,403	$204,107
Annual Performance Share Units	2/5/2021	12/11/2020	—	—	—	6,502	13,004	19,506	—	$255,138
(1)
This column reflects the date that the Compensation Committee approved the Company performance targets (Adjusted EBITDA and relative revenue growth), business unit performance targets (Adjusted EBITDA), and individual performance targets and awards pursuant to the STI plan, and also set the Company performance targets for the Annual PSU and Retention PSU awards under the LTI plan. For the 2018 and 2019 PSU Modifications, this column reflects the date that the Compensation Committee approved such modification.

(2)
These amounts include the individual performance (at target), Company Adjusted EBITDA (at threshold, if applicable), business unit Adjusted EBITDA (at threshold, if applicable), and Company relative revenue growth portions (at threshold) of the STI plan opportunity as discussed in the Compensation Discussion and Analysis section above.

(3)
These columns show what the potential payout for each NEO would have been under the STI plan in 2021, if the threshold, target, or maximum goals were satisfied for all Company performance measures. The amount also reflects the individual performance goals component of the STI plan. The potential payouts were performance-driven and therefore completely at risk. For actual payouts under the STI plan for 2021, please see the Summary Compensation Table. The business measurements, performance goals, and salary multipliers for determining the payout are described in the Compensation Discussion and Analysis section. The amounts shown for Ms. Owen reflect three-fourths of her STI opportunity as President of PeopleReady and one-fourth of her STI opportunity as President of PeopleReady and PeopleScout.

TrueBlue, Inc. 2022 Proxy Statement P. 40

EXECUTIVE COMPENSATION TABLES
(4)
These columns show the number of Annual PSUs and Retention PSUs granted in 2021 to the NEOs under the LTI plan. The target number of Annual PSUs granted was calculated using the target value for the award which is based on a percentage of the NEO's salary. The 2021 Annual PSUs vest on or about the second day after the release of our annual earnings following the performance period, if at all, according to predetermined targets. The amounts shown reflect the potential payout for Annual PSUs for each NEO under the Long-Term Equity Incentive Plan if the threshold, target, or maximum Company performance goals are satisfied. The performance goals and award multipliers for determining the potential vesting amounts are described in the Compensation Discussion and Analysis section. The number of Annual PSUs granted was calculated using the target value for the award (a percentage of the NEO's salary) divided by 80% of the average closing price of Company shares during the sixty (60) trading days preceding and including the grant date, which was $15.38. This column also shows the number of Retention PSUs granted in 2021 to Ms. Owen and Messrs. Schweihs and Gafford on February 5, 2021, which were based on a target values of $700,000, $600,000, and $400,000, respectively. The number of Retention PSUs granted was calculated using the average closing price of Company shares during the sixty (60) trading days preceding and including the grant date, which was $19.23. Up to one-half of these Retention PSUs may vest on the second anniversary of the grant, and the remaining portion of these shares may vest on the third anniversary of the grant, in each case, only if certain individual performance criteria are met. In no event will more than 100% of the target Retention PSUs be earned by the NEOs.

(5)
This column shows the number of RSU awards granted in 2021 to the NEOs under the LTI plan and the number of additional PSUs awarded as a result of the 2018 and 2019 PSU award modifications as of the date such modifications were approved by the Compensation Committee. The number of RSUs granted was calculated using the target value for the award which is based on a percentage of the NEO's salary. The number of RSUs granted on February 5, 2021, was calculated using the average closing price of Company shares during the sixty (60) trading days preceding and including the grant date, which was $19.23. For the 2018 PSU award modification, the number of PSUs was calculated, as of the date of the Compensation Committee's approval, by taking the number of PSUs that were awarded after the adjustment (91% of target) and deducting the number of PSUs that would have been earned without adjustment (72.5% of target). For the 2019 PSU award modification, the number of PSUs was calculated, as of the date of the Compensation Committee's approval, by taking the number of PSUs that were awarded after the adjustment (83.2% of target) and deducting the number of PSUs that would have been earned without adjustment (58.5% of target). The 2019 PSU award modification is discussed further in footnote (7) below.

(6)
This column shows the grant date fair value of equity awards calculated in accordance with FASB ASC Topic 718. For RSUs, grant date fair value was calculated using the closing price of the Company stock on the date of grant. The closing price of Company stock on February 5, 2021, was $19.62. For Annual PSUs and Retention PSUs, the February 5, 2021 grant date fair value was calculated using the closing price of the Common Stock on the date of grant and the target number of PSUs. The performance goals and award multipliers for determining the potential vesting amounts are described in the Compensation Discussion and Analysis section. For the 2018 and 2019 PSU modifications, the grant date fair value was calculated using the closing price of the Common Stock on the date the Compensation Committee approved the modification; the closing price of the Common Stock on January 4, 2021, and December 3, 2021, was $18.39 and $26.81, respectively. The amounts shown are consistent with the estimate of aggregate compensation cost to be recognized over the performance period determined as of the grant date under FASB ASC Topic 718, excluding the effect of forfeitures. For additional information on the calculation and valuation of equity awards, refer to the Compensation Discussion and Analysis section and refer to Note 10 to the Consolidated Financial Statements found in Item 8 of Part II of our 2021 Form 10-K (listed under Stock-Based Compensation).

(7)
The number of shares and grant date fair value for the 2019 PSU Modifications reflects the difference between the projected payout with (83.2% of target) and without modification (58.5% of target) of the 2019 Annual PSU awards as of December 3, 2021, the date the Compensation Committee approved the modification. As of December 26, 2021, the end of the performance period for the 2019 Annual PSU awards, the actual payouts with and without modification were 84.9% of target and 62.4% of target, respectively. For additional information on the modification to the 2019 Annual PSU awards, refer to the Compensation Discussion and Analysis section of this proxy statement.

(8)
The Compensation Committee approved Ms. Owen's original 2021 STI plan on December 11, 2020, and on September 10, 2021, approved a new 2021 STI plan for Ms. Owen for assuming the additional role as President of PeopleScout.

TrueBlue, Inc. 2022 Proxy Statement P. 41

EXECUTIVE COMPENSATION TABLES
Outstanding Equity Awards at Fiscal Year-End
The following table provides information on the holdings of stock options, restricted stock, RSU, and PSU awards of the NEOs as of December 26, 2021. This table includes unvested shares of restricted stock, RSUs, and PSUs. The market value of the restricted stock awards, RSUs, and PSUs is based on the closing market price of the Common Stock on December 26, 2021, which was $27.65. For additional information about these awards, see the description of equity incentive compensation in the Compensation Discussion and Analysis section. Grants that are not listed in the vesting schedule were 100% vested as of December 26, 2021.
Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
A. Patrick Beharelle	9/14/2018	2,497	$69,042	—	—
	2/11/2019	61,890(3)	$1,711,259	—	—
	2/7/2020	36,204	$1,001,041	67,882	$1,876,937
	2/5/2021	68,405	$1,891,398	85,506	$2,364,241
Derrek L. Gafford	2/11/2019	20,999(4)	$580,622	—	—
	2/7/2020	10,839	$299,698	20,324	$561,959
	2/5/2021	19,506	$539,341	45,188	$1,249,448
Taryn R. Owen	2/11/2019	11,790(5)	$325,994	—	—
	1/2/2020	31,041	$858,284	—	—
	2/7/2020	9,268	$256,260	17,377	$480,474
	2/5/2021	16,677	$461,119	57,257	$1,583,156
Carl R. Schweihs	2/9/2018	704	$19,466	—	—
	2/11/2019	2,308	$63,816	—	—
	7/1/2019	3,026	$83,669	—	—
	2/7/2020	5,781	$159,845	10,840	$299,726
	2/5/2021	10,403	$287,643	44,213	$1,222,489
Garrett R. Ferencz	2/9/2018	372	$10,286	—	—
	5/1/2018	923	$25,521	—	—
	2/11/2019	1,057	$29,226	—	—
	1/2/2020	4,115	$113,780	—	—
	2/7/2020	4,098	$113,310	—	—
	8/3/2020	8,109	$224,214	—	—
	2/5/2021	10,403	$287,643	13,004	$359,561
(1)
This column includes restricted stock and RSU awards as of December 26, 2021, and Annual PSUs that were granted in 2019 and that became determinable as of December 26, 2021, but which had not yet vested. As described in more detail in the Compensation Discussion and Analysis section above, the 2019 Annual PSU award's final calculation was adjusted by the Compensation Committee which resulted in 84.9% of the target number of PSUs being earned as of December 26, 2021; footnotes (3) through (5) provide additional details of the 2019 Annual PSU awards. For restricted stock and RSU awards, 33.33% of each NEO's award vests every year for three (3) years, except (i) Ms. Owen's January 2, 2020 award which vests in full on January 2, 2022, and (ii) Mr. Beharelle's 2018 award, Mr. Schweihs' 2018 and 2019 awards, and Mr. Ferencz's 2018, 2019, and 2020 awards which vest at the rate of 25% each year for four (4) years.

(2)
This column includes Annual and Retention PSU awards. The Annual PSU awards vest on or about the second day after the release of our annual earnings following the performance period, if at all, according to predetermined targets. Up to one-half of the Retention PSU awards will vest on their second anniversary, and the remaining portion of these awards will vest on their third anniversary, if at all, according to individual performance goals. For additional information on the vesting schedule and Company performance goals for Annual and Retention PSUs granted in 2021, please see the Compensation Discussion and Analysis section. For Annual PSU awards granted in 2020, additional information on performance goals can be found in our prior proxy statement. The February 7, 2020 and February 5, 2021 grants each assume a 100% payout of the award, or the target number of shares, will be earned. The February 11, 2019 Annual PSU grant became determinable as of December 26, 2021 and is not included in this column.

(3)
This amount includes 14,793 restricted shares, 34,616 PSUs for the 2019 Annual PSU award that vested on February 4, 2022, and 12,481 PSUs that vested on February 4, 2022 as a result of the Compensation Committee's adjustment to the 2019 Annual PSU award.

(4)
This amount includes 5,019 restricted shares, 11,745 PSUs for the 2019 Annual PSU award that vested on February 4, 2022, and 4,235 PSUs that vested on February 4, 2022 as a result of the Compensation Committee's adjustment to the 2019 Annual PSU award.

(5)
This amount includes 2,818 restricted shares, 6,594 PSUs for the 2019 Annual PSU award that vested on February 4, 2022, and 2,378 PSUs that vested on February 4, 2022 as a result of the Compensation Committee's adjustment to the 2019 Annual PSU award.

TrueBlue, Inc. 2022 Proxy Statement P. 42

EXECUTIVE COMPENSATION TABLES
Stock Vested
The following table provides information for the NEOs regarding: (i) stock option exercises during 2021, to the extent any occurred, including the number of shares acquired upon exercise and the value realized; and (ii) the number of shares acquired upon the vesting of restricted stock, RSU, and PSU awards and the value realized before payment of applicable withholding tax and broker commissions. The value realized represents long-term gain over several years, which is not part of the compensation awarded in 2021 as reported in the Summary Compensation Table.
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
A. Patrick Beharelle	63,235	$1,268,149
Derrek L. Gafford	29,333	$579,522
Taryn R. Owen	18,059	$356,568
Carl R. Schweihs	8,236	$175,520
Garrett R. Ferencz	7,701	$177,563
(1)
This column includes the vesting of Annual PSUs for the 2018 Annual PSU grant which resulted in 91% of the target shares being earned. For additional information on the vesting of the 2018 Annual PSUs, please see our prior proxy statement. This column does not include the vesting of the 2019 Annual PSUs which vested in February 2022. For additional information on the vesting of the 2019 Annual PSUs, please see the Outstanding Equity Awards at Fiscal Year-End section above.

(2)	The dollar amount realized upon vesting was calculated by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.
TrueBlue, Inc. 2022 Proxy Statement P. 43

EXECUTIVE COMPENSATION TABLES
Nonqualified Deferred Compensation
The Company maintains a Nonqualified Deferred Compensation Plan that allows certain highly compensated employees, including the NEOs, to defer portions of their base salary and annual non-equity incentive and thereby defer taxes. The following table provides additional information about the amounts deferred by our NEOs:
Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings (Loss) in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
A. Patrick Beharelle	—	—	—	—	—
Derrek L. Gafford	$130,231	$9,750	$15,841	—	$887,363
Taryn R. Owen	$30,458	$9,750	$33,264	—	$302,067
Carl R. Schweihs	$95,500	$9,750	$37,877	$16,100	$400,117
Garrett R. Ferencz	—	—	$31,459	—	$283,020
(1)	The amounts contributed to this plan by the Company’s NEOs are set forth in this column and are included in the amounts shown as “Salary” in the Summary Compensation Table above.
(2)
These amounts were earned as a match to contributions made by the NEO to the Company Nonqualified Deferred Compensation Plan in 2021 but were paid in early 2022. The Company’s contribution is included in the columns “Registrant Contributions in Last FY” and “Aggregate Balance at Last FYE.” These amounts are included in the amounts shown as “All Other Compensation” in the Summary Compensation Table above.

(3)
These amounts were earned, or lost, by the NEO according to investment gains and losses based on the performance of certain investment choices selected by the participants in the Nonqualified Deferred Compensation Plan. Participants may change their investment elections at any time under the same rules that apply under the 401(k) plan.

The participants in the Nonqualified Deferred Compensation Plan may annually elect to defer up to 75% of their salary and up to 100% of their annual non-equity incentive. Participants are always 100% vested in the elective deferral contributions to the plan. The amounts deferred into this plan and all earnings remain subject to the claims of the Company’s general creditors until distributed to the participant. Participants may receive their funds after the termination of their employment or during employment in the case of an unforeseen emergency, the disability of the participant, or a change-in-control. Participants also have the option to receive a distribution of deferred funds during employment if such a distribution was established prior to the deferral. Any Company matching contributions are discretionary. Whether a matching contribution will be made for a plan year and the amount of any such match is determined each year by the Company. Matching funds are immediately vested.
The deemed rates of return for the earnings options may be positive or negative and thus may result in gains or losses to a participant’s plan balance. No assets are required to actually be invested in such funds. The deemed investment options may be changed by the participant periodically throughout the year. For certain key employees, the distribution election must be made at least six (6) months before the actual payment of the participant’s account balance.
TrueBlue, Inc. 2022 Proxy Statement P. 44

Post-Employment Payments
Post-Employment Payments
The Company has entered into employment agreements and change-in-control agreements with each of the NEOs pursuant to which each NEO may be entitled to payments upon termination of employment under the circumstances described below. The payments are subject to the fulfillment of certain conditions, including compliance with a non-competition agreement, which are also described below. The information below is a summary of certain material provisions of these agreements and does not attempt to describe all aspects of the agreements. The rights of the parties are governed by the actual agreements and are in no way modified by the abbreviated summary set forth in this proxy statement.
Following the description of the agreements, there is a table showing the potential payments the NEOs could have received under these agreements, assuming their employment with the Company was terminated without cause by the Company or for good reason by the NEO on December 26, 2021.
Employment Agreement for A. Patrick Beharelle
Mr. Beharelle's employment agreement provides that if the Company terminates his employment without cause, or if Mr. Beharelle terminates his employment with good reason (subject to notice and cure provisions allowing the Company to remedy the condition constituting good reason), then he will be entitled to the following:
•	separation payments at a rate equal to his base salary at the time of termination for a period of eighteen (18) months;
•
payment of Mr. Beharelle's then applicable short-term incentive award subject to performance conditions set by the Board and prorated for the portion of the short-term incentive for the period Mr. Beharelle is actually employed by the Company;

•
if Mr. Beharelle elects to continue group health plan coverage for him and his family under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Mr. Beharelle will receive reimbursements for up to eighteen (18) months for the portion of his COBRA premiums that exceed the amount that he would have incurred in premiums for coverage as an active employee under the Company's group health plan; and

•
additional equity vesting as follows: (a) to the extent that Mr. Beharelle's unvested equity awards are scheduled to vest based solely on his continued employment within eighteen (18) months following such termination such portion of the awards will become fully vested on the termination date; and (b) Mr. Beharelle's unvested equity awards scheduled to vest based upon attainment of specified performance goals shall vest after the end of the applicable performance period based on actual performance results, prorated for the portion of the performance period employed (for which purpose Mr. Beharelle will be deemed to have continued employment for a period of eighteen (18) months following termination but not beyond the end of the applicable performance period(s)).

The foregoing separation benefits are conditioned upon the execution by Mr. Beharelle of a release of claims against the Company and continued compliance by Mr. Beharelle with all covenants with the Company. Pursuant to his employment and non-compete agreements, Mr. Beharelle's covenants with the Company include, without limitation, covenants requiring a duty of loyalty, non-disclosure of confidential information, assignment of inventions, non-competition, and non-solicitation for eighteen (18) months following his termination. Mr. Beharelle is also party to a non-competition agreement with the Company.
Mr. Beharelle's employment agreement, through reference to Mr. Beharelle's change-in-control agreement, also provides that if he is deemed to receive an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code (the “Code”) by reason of his vesting of the unvested equity awards (taking into account any other compensation paid or deemed paid to him), the amount of such payments or deemed payments shall be reduced or, alternatively, the provisions of the employment agreement shall not act to vest unvested equity incentive awards to Mr. Beharelle, so that no such payments or deemed payments shall constitute excess parachute payments. The determination of whether a payment or deemed payment constitutes an excess parachute payment shall be in the sole discretion of the Board.
Employment Agreements for Messrs. Gafford, Schweihs, and Ferencz and Ms. Owen
Messrs. Gafford, Schweihs, and Ferencz and Ms. Owen are parties to employment agreements and incentive plan terms, which provide that if the Company terminates the NEO’s employment without cause, or if the NEO terminates his or her employment with good reason other than for death or disability, then the NEO will be entitled to the following:
•	separation payments at a rate equal to the NEO's base salary at the time of termination for a period of twelve (12) months;
•
payment of the NEO's then applicable short-term incentive award subject to performance conditions set by the Board and prorated for the portion of the period the NEO is actually employed by the Company;

•
additional equity vesting as follows: (a) to the extent that the NEO's unvested equity awards that are scheduled to vest based solely on his or her continued employment within twelve (12) months following such termination, such portion of the awards will become fully vested; and (b) all of the NEO's unvested equity awards scheduled to vest based on attainment of specified performance goals shall vest after the end of the applicable performance period based on actual performance results, prorated for the portion of the performance period employed (for which purpose such NEO will be deemed to have continued employment for a period of twelve (12) months following termination but not beyond the end of the applicable performance period(s)).

As a condition precedent to being entitled to receive the benefits set forth above, the NEO must sign and deliver, and thereafter not revoke a release of claims against the Company, remain in full compliance with all provisions of the sections of the employment and non-compete agreement(s) relating to non-disclosure of confidential information and assignment of inventions, and be and remain in full compliance with the non-competition agreement and any other covenants with the Company entered into by the NEO. Each NEO is also party to a non-competition agreement with the Company.
In addition to the provisions described above, the employment agreement for each NEO also provides that, if at the time of termination of employment the NEO is considered a “specified employee” subject to the required six-month delay in benefit payments under Section 409A(a)(2)(B)(i) of the Code, then any separation payments that would otherwise have been paid within the
TrueBlue, Inc. 2022 Proxy Statement P. 45

Post-Employment Payments
first six (6) months after termination of employment shall instead be paid in a single lump sum on (or within fifteen (15) days after) the six-month anniversary of such termination of employment and any remaining severance payments shall be made monthly after such six-month anniversary.
Change-in-Control Agreements
The Company has entered into change-in-control agreements with various executive officers, including each of the NEOs. Each change-in-control agreement by its terms expires each year on December 31st, provided that beginning on January 1st of each subsequent year, the change-in-control agreements will automatically extend for an additional year, unless either party gives notice of termination not later than September 30th of the immediately preceding year. Because no such notices of termination were provided, the change-in-control agreements were in effect through December 26, 2021, and were extended through December 25, 2022. If a change-in-control occurs during the term, the term will expire on the earlier of the third anniversary of the change-in-control or the date of the executive’s death (such period is referred to as the “Severance Period”).
Change-in-control means that during the term of the agreements any of the following events occur:
•
any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 33.33% of the combined voting power of the then-outstanding voting stock of the Company;

•	a majority of the Board ceases to be comprised of incumbent directors; or
•
the consummation of a reorganization, merger, consolidation, plan of liquidation or dissolution, recapitalization or sale, or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another corporation, or other transaction (each, a “Business Transaction”), and as a result of which less than 50% of the outstanding voting interests or securities of the surviving or resulting entity immediately after the Business Transaction are owned in the aggregate by the former shareholders of the Company, as the same shall have existed immediately prior to such Business Transaction, in substantially the same proportions as their ownership before such Business Transaction.

The Company will be required to pay the amounts described in the table below, if following the occurrence of a change-in-control and during the Severance Period (or within ninety (90) days prior to the date of a change-in-control, if at the request of a third party who has taken steps reasonably calculated to effect a change-in-control): (i) the Company terminates the NEO's employment other than for cause, or as a result of the NEO's death or permanent disability; or (ii) the NEO terminates the NEO's employment for good reason. Each of (i) and (ii) is referred to in the change-in-control agreement as a “Triggering Termination.” As a condition precedent to receiving any payments and benefits under the change-in-control agreement, the NEO must execute and not later revoke a waiver and release agreement and be in compliance with the restrictive covenants and terms of the change-in-control agreement. The material covenants of each NEO in the change-in-control agreements include a duty of loyalty, non-disclosure, non-use, and protection of confidential information, non-disparagement, non-competition, and non-solicitation of employees and clients. The non-competition and non-solicitation provisions apply during the term of the change-in-control agreement and for a period of two (2) years following the termination of employment.
In the event of a Triggering Termination, subject to the terms of the agreement, the Company is required to pay to the NEO (A) an amount equal to two (2) times (except in the case of Mr. Beharelle, in which case it shall be three (3) times) the sum of (i) the NEO’s annual base salary rate in effect for the year in which the termination date occurs, plus (ii) the NEO's target non-equity incentive (in an amount equal to the target non-equity incentive immediately prior to the change-in-control or, if such target shall not have been established or shall be reduced after a change-in-control, the highest aggregate incentive pay earned in any of the three (3) fiscal years immediately preceding the year in which the change-in-control occurred), and (B) provide eighteen (18) months of health and welfare benefits. Such amounts shall be payable as follows: 50% shall be payable within five (5) business days after the termination date and 50% shall be payable in equal monthly installments over the twenty-four (24) months following the termination date, nevertheless the agreement provides that the timing of payments may be adjusted if necessary to comply with Section 409A of the Code. The Company will also provide employee benefits to the NEO comparable to the benefits that the NEO was receiving or entitled to receive immediately prior to the termination date or will pay a lump sum payment in lieu of the continuation of such benefits, as described in the change-in-control agreement.
In addition to the amounts described above, if there is a Triggering Termination, the Company will pay in cash to the NEO a lump sum amount equal to the sum of (i) any unpaid incentive compensation that has been earned, accrued, allocated, or awarded to the NEO for any performance period ending prior to a Triggering Termination, plus (ii) the value of any annual non-equity incentive or long-term incentive pay earned, accrued, allocated, or awarded with respect to the NEO's service during the performance period or periods that include the date on which the change-in-control occurred. Furthermore, if there is a Triggering Termination, all stock options, restricted stock, restricted stock units (“RSUs”), performance share units (“PSUs”), and any other equity award shall become fully vested as of the date of termination.
For NEOs other than Mr. Beharelle, notwithstanding any provision of the change-in-control agreement or any other agreement between the NEO and the Company to the contrary, if any amount or benefit to be paid or provided under the change-in-control agreement or any other agreement would be a payment that creates an obligation for the NEO to pay excise taxes under Section 280G of the Code (an “excess parachute payment”), then the payments and benefits to be paid or provided under the change-in-control agreement and any other agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an excess parachute payment; provided that the foregoing reduction will not be made if such reduction would result in the NEO receiving an after-tax amount less than 90% of the after-tax amount of the severance payments the NEO would have received under the change-in-control agreement or under any other agreement. In the event that any payment or benefit intended to be provided is required to be reduced
TrueBlue, Inc. 2022 Proxy Statement P. 46

Post-Employment Payments
pursuant to this provision, the NEO will be entitled to designate the payments and/or benefits to be so reduced. For Mr. Beharelle, any excess parachute payment will be cut back so as not to trigger the excise tax if doing so will result in a greater net after tax payment to Mr. Beharelle (sometimes called a “best-net” cutback).
In addition to the foregoing limitation, the change-in-control agreements provide that to the extent that the NEO receives payments by reason of the NEO's termination of employment pursuant to any other employment or severance agreement or employee plan (collectively, “Other Employment Agreements”), the amounts otherwise receivable under the change-in-control agreement will be reduced by the amounts actually paid pursuant to the Other Employment Agreements, but not below zero, to avoid duplication of payments so that the total amount payable or value of benefits receivable under the change-in-control agreement, and under the Other Employment Agreements, is not less than the amounts payable or value of benefits receivable had such benefits been paid in full under the change-in-control agreement.
Restricted Stock, Restricted Stock Units, and Performance Share Unit Agreements
The award agreements that govern the restricted stock, RSU, and PSU grants to the NEOs also provide that the restricted stock, RSU, and PSU, as applicable, will become fully vested if after a change of control, the NEO is terminated without cause or terminates employment for good reason. PSUs vest in such an event at the target level, provided that the Compensation Committee shall have the discretion to determine whether the performance goals shall be deemed to have been performed at the maximum level. For purposes of the restricted stock, RSU, and PSU agreements, “change of control” means the first day that any one or more of the following conditions shall have been satisfied:
•	the sale, liquidation, or other disposition of all or substantially all of the Company’s assets in one or a series of related transactions;
•
an acquisition (other than directly from the Company) of any outstanding voting securities by any person, after which such person has beneficial ownership of 25% or more of the then outstanding voting securities of the Company, other than a Board approved transaction;

•
during any consecutive twenty-four (24) month period, the individuals who, at the beginning of such period, constitute the Board cease for any reason other than death to constitute at least a majority of the members of the Board, subject to certain exceptions; or

•
a merger, consolidation, or reorganization of the Company, as a result of which the shareholders of the Company immediately prior to such merger, consolidation, or reorganization own, directly or indirectly, immediately following such merger, consolidation, or reorganization less than 50% of the combined voting power of the outstanding voting securities of the entity resulting from such merger, consolidation, or reorganization.

Potential Payout Upon an Involuntary Termination Without Cause or for Good Reason
The table below quantifies the potential payouts to each of the NEOs assuming his or her employment with the Company was terminated on December 26, 2021. The table shows two alternative scenarios: (i) termination before a change-in-control; and (ii) termination after a change-in-control.
	Potential Payouts upon Involuntary Termination by Company without Cause or by NEO for Good Reason after a Change-in-Control(1)			Potential Payouts upon Involuntary Termination by Company without Cause or by NEO for Good Reason before a Change-in-Control(2)
Name(3)	Cash Payment(4)	Restricted Stock, Restricted Stock Unit & Performance Share Unit Vesting(5)(6)	Continuation of Health & Welfare Benefits	Cash Payment(7)	Restricted Stock, Restricted Stock Unit & Performance Share Unit Vesting(8)(9)	Continuation of Health & Welfare Benefits
A. Patrick Beharelle	$5,260,500	$8,913,918	$42,908	$2,717,925	$6,748,757	$42,908
Derrek L. Gafford	$1,750,000	$3,231,068	$32,778	$1,085,000	$2,300,618	—
Taryn R. Owen	$2,640,000	$3,965,287	$43,431	$1,365,301	$2,996,292	—
Carl R. Schweihs	$1,320,000	$2,136,654	—	$826,400	$1,379,293	—
Garrett R. Ferencz	$1,320,000	$1,163,540	$34,706	$803,000	$535,138	—
(1)
Assumes that (a) the change-in-control agreement was effective as of December 26, 2021, (b) a change-in-control occurred on or before such date, and (c) the NEO was terminated by the Company without cause on such date or the NEO terminated NEO's employment for good reason on such date. These amounts reflect the NEOs' target non-equity short-term incentive for 2021.

(2)
Assumes that (a) the employment agreement was effective as of December 26, 2021, (b) no change-in-control occurred on or before such date, and (c) the NEO was terminated by the Company without cause on such date or the NEO terminated NEO's employment for good reason on such date. These amounts reflect actual 2021 STI payments.

(3)
As discussed above, the amounts actually payable to the NEOs pursuant to the change-in-control agreement may be subject to reduction if any amount or benefit to be paid under such agreement or any other agreement would be a payment that creates an obligation for the NEO to pay excise taxes under Section 280G of the Code. For purposes of Section 280G, the value of the acceleration of stock options, restricted stock, RSUs, and PSUs is based on a time-based formula.

(4)	These amounts are based on the NEOs' salary as of 2021 fiscal year-end and the target STI for 2021.
(5)	The employment agreements for the NEOs provide for the accelerated vesting of all equity awards upon termination of employment under the conditions noted in footnote (1) above.
TrueBlue, Inc. 2022 Proxy Statement P. 47

Post-Employment Payments
(6)
The amounts shown are calculated by multiplying the number of unvested restricted stock and RSU awards and unvested annual and retention PSU awards (which are at 84.9% of target for the 2019 Annual PSU award, the amount actually earned as modified by the Compensation Committee in 2021, rather than 62.4% of the target, the amount that would have been earned without such modification and at the target amount for the 2020 and 2021 awards) for such NEO with respect to which the vesting would accelerate as a result of termination under the conditions noted in footnote (1) above by the closing price of the Common Stock on December 26, 2021, which was $27.65. Unvested restricted stock, RSUs, and PSUs are set forth in the Outstanding Equity Awards at Fiscal Year-End table.

(7)
These amounts are based on the NEO's salary as of 2021 fiscal year-end and the amount earned under the 2021 STI plan, which according to the terms of the plan were payable upon each NEO's termination of employment under the conditions noted in footnote (2) above.

(8)
The NEOs' employment agreements provide for the accelerated vesting of those equity awards which would have vested in the twelve-month period (eighteen-month period for Mr. Beharelle) following a termination of employment under the conditions noted in footnote (2) above.

(9)
The PSU agreements provide that, upon termination of employment under the conditions noted in footnote (2) above, a pro-rata portion of the PSUs vest and are paid out at the end of the performance period based on actual performance. The amounts shown reflect the 2019 PSU award at 84.9% of target, the amount actually earned as modified by the Compensation Committee in late 2021, rather than 62.4% of the target, the amount that would have been earned without such modification and the target amounts for the 2020 and 2021 annual and retention PSU awards.

Retirement Benefits
We expect our NEOs to supplement their retirement income through our short- and long-term incentive (“STI” and “LTI,” respectively) plans. Retirement treatment will apply if the NEO has achieved: (a) at least ten (10) years of service; and (b) at least age fifty-five (55). In the event of retirement, the NEOs' STI and LTI awards will be prorated and paid as follows:
•	STI: the current year's award will be prorated based on the days worked during the fiscal year and will be paid after the end of the year based on actual performance results;
•
Restricted Stock and RSUs: at the time of retirement, a prorated number of shares (plus 12 months for the CEO) that would normally vest at the next scheduled vesting date will be vested based on days worked since the last vesting date; and

•
PSUs: awards will be prorated based on the number of days worked during the performance period (plus 12 months for the CEO) and vest after the end of the performance period based on actual performance results.

For the CEO to receive the retirement benefits above, the retirement must qualify as an Approved Retirement meaning: (i) the CEO and the Board agree in advance to a transition period to allow for an orderly transition of the CEO's duties in connection with a decision to retire; (ii) the CEO continues performing his duties, remains in good standing with the Company, and fully cooperates with the Board in the recruitment of a successor CEO during the transition period; and (iii) the Board determines in its reasonable, good faith discretion that the CEO has successfully transitioned his duties and responsibilities to the selected successor CEO by the date of CEO's termination of employment at the end of the transition period.
As of December 26, 2021, our NEOs were all under the age of 55 and were not eligible for these retirement benefits.
Death and Disability Benefits
If any of the NEOs' employment with the Company terminates due to death or disability, their PSU awards will be prorated based on the portion of the applicable performance period they were employed at the end of the performance period. Assuming a December 26, 2021 termination of employment due to death or disability, the total value of each NEO's PSU awards was: Mr. Beharelle, $3,334,590; Mr. Gafford, $1,229,430; Ms. Owen, $1,091,705; Mr. Schweihs, $603,931; and Mr. Ferencz $118,895. These values are based on the target number of PSUs for each award, except for the 2019 PSU awards which were included at the 84.9% at which such awards were paid out.
TrueBlue, Inc. 2022 Proxy Statement P. 48

AUDIT COMMITTEE REPORT
The Audit Committee is currently composed of Kim Harris Jones, who chairs the committee, R. Chris Kreidler, Sonita F. Lontoh, and Jeffrey B. Sakaguchi. The Audit Committee is composed solely of non-employee directors, all of whom the Board determined are independent pursuant to the New York Stock Exchange (“NYSE”) rules and the independence standards set forth in Rule 10A-3 of the Securities Exchange Act of 1934 (“Exchange Act”). The Board has affirmatively determined that each member of the Audit Committee is “financially literate” under the listing standards of the NYSE and that Ms. Harris Jones and Messrs. Kreidler and Sakaguchi are “audit committee financial experts” as such term is defined in Item 407 of Regulation S-K. The Board has adopted a charter for the Audit Committee, which is available at investor.trueblue.com/corporate-governance/governance-documents-and-committee-composition/default.aspx. The charter is also available in print to any shareholder upon request.
The Audit Committee met nine (9) times during the 2021 fiscal year. These meetings included private, executive sessions between the Audit Committee and our independent auditors, Deloitte & Touche LLP (“Deloitte”), the Company's chief financial officer, chief legal officer, and vice president of internal audit. During its meetings, the Audit Committee reviewed and discussed, among other things:
•	the status of any significant issues in connection with the quarterly reviews and annual audit of the Company's financial statements;
•	the Audit Committee's charter and any modifications thereto;
•	the Company's annual external audit plans and the staffing resources available to carry out those audit plans;
•	the Company's annual internal audit plans and the staffing resources available to carry out those audit plans;
•	the Company's significant accounting policies and estimates;
•	the Company's use of non-generally accepted accounting principles (“non-GAAP”) measures and related Company policies and disclosure controls;
•	the Company's progress toward evaluating and documenting its internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and Committee of Sponsoring Organizations (“COSO”) 2013;
•	the impact and implementation of new accounting standards;
•	the impact of recent developments in corporate governance;
•	current tax matters affecting the Company;
•	the Company's investment guidelines;
•	the Company's compliance initiatives;
•	the Company's processes for responding to, and investigation of, employee complaints regarding internal controls, auditing issues, or questionable accounting matters; and
•	the Company's enterprise risk management efforts.
In addition to the meetings discussed above, the Audit Committee reviewed, with management and Deloitte, the Company's interim financial statements for each quarter of 2021 prior to the quarterly release of earnings.
The Audit Committee also reviewed and discussed with the Company's chief executive officer, chief financial officer, chief legal officer, chief accounting officer, other senior members of the finance department, the director of internal audit, and Deloitte the Company's audited financial statements as of and for the fiscal year ended December 26, 2021, prior to the release of earnings on Form 10-K. This discussion included, among other things:
•	critical accounting policies and practices used in the preparation of the Company's financial statements;
•
significant items involving management's estimates and judgments, including workers' compensation reserves, tax matters, allowance for doubtful accounts, goodwill and intangible assets, business acquisition accounting, and legal and regulatory contingencies;

•	alternative treatments within GAAP of the Company's annual financial information;
•	the effect of regulatory and accounting initiatives on the Company's financial statements, including the adoption of significant accounting pronouncements;
•	any significant audit adjustments proposed by Deloitte and management's response; and
•	confirmation that there were no matters of significant disagreement between management and Deloitte arising during the audit.
The Audit Committee has discussed with Deloitte the matters required to be discussed under the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees (“AS 1301”). The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte in accordance with the applicable requirements of the PCAOB regarding the independent auditor's communications with the Audit Committee concerning independence and has discussed with Deloitte its independence.
The Audit Committee pre-approved all audit and non-audit services provided by Deloitte prior to any engagement with respect to such services. Deloitte may be engaged to provide non-audit services only after the Audit Committee has first considered the proposed engagement and has determined, in each instance, that the proposed services are not prohibited by applicable regulations and that Deloitte’s independence will not be materially impaired as a result of having provided such services. Based on the reviews and discussions referred to above, the Audit Committee believes that Deloitte has been independent, objective, and impartial in conducting the 2021 fiscal year audit.
TrueBlue, Inc. 2022 Proxy Statement P. 49

AUDIT COMMITTEE REPORT
In performing all of the functions described above, the Audit Committee acts in an oversight capacity. In that role, the Audit Committee relies primarily on the work and assurances of our management, which has the primary responsibility for our financial statements and reports, and of the independent auditors who, in their report, express an opinion on the conformity of our annual financial statements to accounting principles generally accepted in the United States of America.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board agreed, that the audited financial statements as of and for the year ended December 26, 2021, be included in the Company's Annual Report on Form 10-K for the year ended December 26, 2021, for filing with the SEC.
Members of the Audit Committee
Kim Harris Jones, Chair
R. Chris Kreidler
Sonita F. Lontoh
Jeffrey B. Sakaguchi
TrueBlue, Inc. 2022 Proxy Statement P. 50

PROPOSAL 3.
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As a matter of good corporate governance, the Audit Committee requests that shareholders ratify its selection of Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for fiscal year 2022. The Audit Committee of the board of directors (the “Board”) has appointed Deloitte as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 25, 2022. Representatives of Deloitte will be available during the 2022 Annual Meeting of Shareholders to make a statement, if they desire to do so, and respond to appropriate questions by shareholders.
Proxies will be voted “For” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2022 unless other instructions are indicated on your proxy card. In the event shareholders do not ratify the appointment, the Audit Committee will reconsider the appointment. The Audit Committee reserves the right to change its independent registered public accounting firm without seeking shareholder approval if it determines that such change is in the best interest of the Company.
Fees Paid to Independent Registered Public Accountant for Fiscal Years 2020 and 2021
Deloitte was the independent registered public accounting firm that audited the Company’s consolidated financial statements for the fiscal years ending December 27, 2020 and December 26, 2021. Services provided to the Company and its subsidiaries by Deloitte in fiscal years 2020 and 2021, are described in the following table:
	2020	2021
Audit fees:(1)	$2,145,320	$2,292,200
Audit-related fees:(2)	$13,000	$15,000
Tax fees:(3)	—	—
All other fees:(4)	$4,177	$93,913
Total	$2,162,497	$2,401,113
(1)
Audit fees for the 2020 and 2021 fiscal years were for services rendered for the audits of the consolidated financial statements included in the Company’s Annual Reports on Form 10-K, quarterly reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, reviews of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, and other assistance required to complete the year-end audit of the consolidated financial statements.

(2)	Audit-related fees are for other SEC filings, including consents, comfort letters, or shelf-registrations.
(3)	Tax fees could include consultation on tax compliance, tax advice, and tax planning. The Company paid no such fees to Deloitte in fiscal years 2020 or 2021.
(4)
All other fees for the 2020 fiscal year were comprised of accounting research services subscription fees. All other fees for the 2021 fiscal year were comprised of fees for preapproved advisory services and accounting research services subscription fees.

The services described above were approved by the Audit Committee pursuant to the policy described below. The Audit Committee did not rely on any of the exceptions to pre-approval under Rule 2-01(c)(7)(i)(C) of Regulation S-X.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm prior to the engagement of the independent accountants with respect to such services. The Company’s independent accountants may be engaged to provide non-audit services only after the Audit Committee has first considered the proposed engagement and has determined in each instance that the proposed services are not prohibited by applicable regulations and that the accountants’ independence will not be materially impaired as a result of having provided such services. In making this determination, the Audit Committee shall take into consideration whether a reasonable investor, knowing all relevant facts and circumstances, would conclude that the accountants’ exercise of objective and impartial judgment on all issues encompassed within the accountants’ engagement would be materially impaired. The Audit Committee may delegate its approval authority to pre-approve services provided by the independent accountants to one or more of the members of the Audit Committee, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.
✔	FOR	THE BOARD OF DIRECTORS RECOMMENDS A VOTE“FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 25, 2022.
TrueBlue, Inc. 2022 Proxy Statement P. 51

CEO PAY RATIO
This section sets forth information concerning the ratio between the annual total compensation of the Company’s median employee and the annual total compensation of our Chief Executive Officer (“CEO”), A. Patrick Beharelle.
For the 2021 calendar year, the annual total compensation of the employee identified as our Company’s median employee was $8,174 Our CEO's annual total compensation in 2021 was $5,811,254. Accordingly, for 2021, the CEO pay ratio was estimated to be 711 to 1.
The CEO pay ratio identified for our Company reflects the fact that the significant majority of our employees are temporary employees who work at our clients’ job sites, generally on a short-term project basis, and are not typically employed for a full year. The wages of temporary employees cannot be annualized under the SEC rules for the calculation of this CEO pay ratio.
To identify the employee with the median annual total compensation, as well as to determine the annual total compensation of the median employee, we adopted a variety of methodologies, applied certain exclusions, and made reasonable estimates based on our payroll and employment records, in a manner consistent with SEC rules.
Our “Measurement Date” was the third Sunday of October, which was October 17, 2021. On the Measurement Date, our active U.S. and Canadian employees, excluding the CEO, consisted of 67,922 individuals. Our employee population was comprised primarily of temporary employees. For our temporary employees, the definition of who was an active employee on the Measurement Date was anyone who worked during the workweek ending on the Measurement Date. For our staff employees, anyone who was denoted as active within our human resources systems on the Measurement Date was included in our employee population.
To identify the “median employee” from our employee population, we used taxable wages for the full 2021 calendar year. We did not annualize the salary of any of our staff employees who were employed with the Company for part of the year.
Our employee population, from which the median employee was identified, included our U.S. and Canadian employees, which make up the predominate number of employees in the Company. We did not include any of the employees outside the U.S. and Canada as those employees outside the U.S. and Canada were less than 5% of all employees.
The Company’s total U.S. employee count in 2021 was 65,199 and the total Canada employee count was 2,724. The total number of employees outside the U.S. and Canada for 2021 was 1,941. The combined total of all employees worldwide for 2021 was 69,864.
The employees outside the U.S. and Canada for 2021 were located in the following jurisdictions:
Country	Approximate Number of Employees Excluded in 2021
India	1,460
United Kingdom	311
Australia	106
Poland	56
New Zealand	7
Mexico	1
TrueBlue, Inc. 2022 Proxy Statement P. 52

OTHER INFORMATION
EQUITY COMPENSATION PLAN INFORMATION
Equity Compensation Plan Table
The following table presents information on the Company’s equity compensation plans as of December 26, 2021, all of which have been approved by shareholders:
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders(3)	1,289,345	$24.13	1,998,120
(1)
This amount reflects the total number of outstanding nonqualified and incentive stock options, restricted stock units (“RSUs”), and performance share units (“PSUs”) (vesting at the maximum amount) as of the fiscal year end.

(2)	This weighted-average exercise price excludes the price of full value awards such as restricted stock, restricted stock units, and performance share units.
(3)	Equity compensation plans approved by security holders include the following:
TrueBlue, Inc. 2005 Long-Term Equity Incentive Plan (the “2005 Plan”). The 2005 Plan applies to directors, officers, employees, and consultants of the Company and permits the granting of nonqualified and incentive stock options, restricted stock, PSUs, RSUs, and stock appreciation rights. The total number of shares authorized under this plan was 7,950,000. No further awards were made pursuant to this plan upon the shareholder approval of the 2016 TrueBlue Omnibus Incentive Plan. Under this 2005 Plan and as of December 26, 2021, there remains 18,026 deferred shares outstanding. Outstanding stock options as of the fiscal year end were 8,750 and are included in the table above.
2016 TrueBlue Omnibus Incentive Plan (the “2016 Plan”). The 2016 Plan applies to directors, officers, employees and consultants of the Company and permits the granting of nonqualified and incentive stock options, restricted stock, PSUs, RSUs, and stock appreciation rights. Upon adoption, there were 1,542,944 shares authorized for issuance under this plan, reflecting the number of shares that remained available for issuance under the 2005 Plan. Additionally, the shares underlying outstanding awards under the 2005 Plan that expire or are terminated, surrendered, or forfeited become available for grant under the 2016 Plan. At the Annual Meeting of Shareholders on May 9, 2018, an additional 1,800,000 shares were authorized under the 2016 Plan. As of December 26, 2021, the total number of shares available for future issuance under the 2016 Plan was 1,823,924. There were 1,558,140 restricted shares, RSUs, PSUs, and deferred shares outstanding as of December 26, 2021. No stock options were outstanding as of the fiscal year end under this plan. All future stock compensation awards will be awarded from this plan.
2010 TrueBlue Employee Stock Purchase Plan. On May 12, 2010, shareholders approved the Company’s 2010 Employee Stock Purchase Plan. This plan provides an opportunity for regular employees who have met certain service qualifications to purchase shares of Common Stock through payroll deductions of up to 10% of eligible after-tax compensation. These deductions are used to purchase shares of Common Stock at 85% of the fair market value of Common Stock as of either the first day or last day of each month, whichever is less. As of December 26, 2021, there were 174,196 shares available for future issuance under this plan.
TrueBlue, Inc. 2022 Proxy Statement P. 53

INFORMATION ABOUT THE MEETING
Background
What is the proxy statement?
This proxy statement is furnished in connection with the solicitation of proxies by the board of directors (the “Board”) of TrueBlue, Inc. (“TrueBlue,” “Company,” “we,” “us,” or “our” ) to be voted on at our 2022 Annual Meeting of Shareholders (the “Meeting”) to be held in a virtual format at www.virtualshareholdermeeting.com/TBI2022 at 10:00 a.m., Pacific Daylight Time, on Wednesday, May 11, 2022, and at any adjournment thereof. This proxy statement contains the required information under the rules of the U.S. Securities and Exchange Commission (“SEC”) and is designed to assist you in voting your shares.
What is the purpose of the Meeting?
At the Meeting, shareholders as of the Record Date (defined below) will vote on the items of business outlined in the Notice of Annual Meeting of Shareholders (“Meeting Notice”). In addition, management will report on our business and respond to questions from shareholders.
When is the record date?
The Board has established March 14, 2022, as the record date for the Meeting (“Record Date”).
How do I participate in the Meeting?
You have the right to participate in the Meeting if you were a shareholder as of the Record Date. This year's Meeting will be held in a virtual format through a live webcast at www.virtualshareholdermeeting.com/TBI2022 on Wednesday, May 11, 2022, at 10:00 a.m., Pacific Daylight Time. A recording of the Meeting will be available on the TrueBlue Investor Relations website after the Meeting.
You may submit questions in writing during the Meeting. To submit a question during the Meeting, you must first join the Meeting with your 16-digit control number ("Control Number"). Your Control Number can be found next to the label for postal mail recipients or within the body of the email sending you the proxy statement. We intend to answer questions pertinent to Company matters as time allows at the question and answer session following the formal portion of the Meeting. Questions that are substantially similar may be grouped and answered once to avoid repetition.
The Meeting webcast will begin promptly at 10:00 a.m. PDT. We encourage you to access the Meeting prior to the start time. Online check-in will begin at 9:30 a.m. PDT, and you should allow ample time for the check-in procedures. If you experience technical difficulties during the check-in process or during the Meeting, a technical assistance phone number will be made available on the Meeting's registration page 15 minutes prior to the start time of the Meeting.
Why did I receive a Notice of Internet Availability of Proxy Materials or why did I receive this proxy statement and a proxy card?
You received a Notice of Internet Availability of Proxy Materials (“Proxy Notice”) or this proxy statement and a proxy card because you owned shares of TrueBlue common stock (“Common Stock”) as of the Record Date and are entitled to vote on the items of business at the Meeting. This proxy statement describes the items of business that will be voted on at the Meeting and provides information on these items so that you can make an informed decision.
Who may vote?
In order to vote at the Meeting, you must be a TrueBlue shareholder as of the Record Date. If, on the close of business on the Record Date, your shares were registered directly in your name with our transfer agent, then you are a shareholder of record. As a shareholder of record, you may vote virtually at the Meeting or by proxy.
If, on the close of business on the Record Date, your shares were held in an account at a brokerage firm, bank, or other agent (“Agent”) and not in your name, then you are the beneficial owner of shares held in “street name” and these proxy materials are being made available or being forwarded to you by your Agent. The Agent holding your account is considered to be the shareholder of record for purposes of voting at the Meeting. As a beneficial owner, you have the right to direct your Agent on how to vote the shares in your account. You are also invited to attend the Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the Meeting unless you request and obtain a valid legal proxy issued in your name from your Agent.
How many shares of Common Stock are outstanding?
As of the Record Date, there were 35,059,651 shares of Common Stock outstanding. There are no other classes of capital stock outstanding.
Voting Procedure
How do I vote?
If you are a shareholder of record (your shares are owned in your name and not in “street name”), you may vote:
•	online at www.proxyvote.com;
•	by using your mobile device to scan the Quick Response (“QR”) Code provided in the proxy statement summary;
•	by telephone toll-free (within the U.S. or Canada) at
1-800-690-6903;
•	by requesting, signing, and returning a proxy card; or
•	by virtually attending the Meeting.
If you wish to vote online or by telephone, you must do so before 11:59 p.m., Eastern Daylight Time, on Tuesday, May 10, 2022. After that time, online or telephone voting will not be permitted, and a shareholder wishing to vote, or revoke an earlier proxy, must vote virtually during the Meeting. Shareholders can vote online during the Meeting. Shareholders of record that join the Meeting with their Control Number will be able to vote at the Meeting. “Street name” shareholders, also known as beneficial holders, must contact the institution that holds their shares for assistance with obtaining a Control Number that would permit them to vote at the Meeting. Shareholders voting online will need to follow the instructions at www.proxyvote.com. Voting online at the Meeting by a shareholder will revoke and replace any previous votes submitted by proxy.
In accordance with the SEC rules, we are providing all shareholders with their proxy materials online unless a shareholder has
TrueBlue, Inc. 2022 Proxy Statement P. 54

INFORMATION ABOUT THE MEETING
affirmatively elected to receive paper materials. You may elect to receive paper copies of proxy materials, at no cost to you, by following the instructions contained in the Proxy Notice.
How are my voting instructions carried out and how does the Board recommend I vote?
When you vote via proxy, by properly executing and returning a proxy card, or by voting online or by telephone, you appoint the individuals named on the proxy card (the “Proxy”) as your representatives at the Meeting. The Proxy will vote your shares at the Meeting, or at any adjournment of the Meeting, as you have instructed them on the proxy card. We urge you to specify your choices by marking the appropriate boxes on the proxy card, or carefully following the instructions for voting online or by telephone.
The Board recommends that you vote:
(i)	FOR the election of the director nominees named in this proxy statement (Proposal 1);
(ii)	FOR the advisory approval of our executive compensation (Proposal 2); and
(iii)	FOR the ratification of the selection of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 25, 2022 (Proposal 3).
With proxy voting, your shares will be voted regardless of whether you attend the Meeting. Even if you plan to attend the Meeting, it is advisable to vote your shares via Proxy in advance of the Meeting in case your plans change.
If any nominee for director is unable to serve, or for good cause will not serve, or if an item that is not described in the Meeting Notice properly comes up for vote at the Meeting, or at any postponement or adjournment of the Meeting, your Proxy will vote the shares as recommended by the Board pursuant to the discretionary authority granted in the proxy card. At the time this proxy statement was printed, we were not aware of any other matters to be voted on.
How long are directors elected for?
The Company’s directors are elected each year at the annual meeting of shareholders to serve until the next annual meeting when their successors are elected and qualified, or until they resign, are removed, or are otherwise disqualified to serve. The Company’s Board currently consists of nine (9) directors.
How many votes do I have?
You have one vote for each share of Common Stock you own, and you can vote those shares for each director nominee and for each other item of business to be addressed at the Meeting.
How many shares must be present to hold a valid Meeting?
For us to hold a valid meeting, we must have a quorum, which means that a majority of the outstanding shares of Common Stock that are entitled to cast a vote are present in person, or by Proxy, at the Meeting. Proxy cards received but marked as abstentions and Broker Non-Votes (discussed below) will be treated as shares that are present and entitled to vote for purposes of determining a quorum. Your shares will be counted as present at the Meeting if you:
•	vote online or by telephone;
•	properly submit a proxy card by mail (even if you do not provide voting instructions); or
•	attend the Meeting and vote online at the Meeting.
How many votes are required to approve an item of business?
As described in more detail in the Corporate Governance section under “Majority Voting for Directors,” the Company has adopted majority voting procedures for the election of directors in uncontested elections. As this is an uncontested election, each of the nominees for directors will be elected by the vote of the majority of the votes cast. A “majority of the votes cast” means that the number of votes cast “For” a nominee's election exceeds the number of votes cast “Against” that nominee's election. There is no cumulative voting for the election of the Company’s directors. Abstentions and Broker Non-Votes are not considered “votes cast.” Likewise, a share otherwise present at the Meeting as to which a shareholder gives no authority or direction to vote is also not considered a “vote cast.”
The proposal to approve, by advisory vote, our executive compensation will be approved under Washington law and our Amended and Restated Bylaws (“Bylaws”) if the number of votes cast “For” the proposal exceeds the number of votes cast “Against” the proposal. Abstentions and Broker Non-Votes are not considered “votes cast.” Likewise, a share otherwise present at the Meeting as to which a shareholder gives no authority or direction to vote is also not considered a “vote cast.”
The proposal to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm will be approved under Washington law and our Bylaws if the number of votes cast “For” the proposal exceeds the number of votes cast “Against” the proposal. Abstentions and Broker Non-Votes are not considered “votes cast.” Likewise, a share otherwise present at the Meeting as to which a shareholder gives no authority or direction to vote is also not considered a “vote cast.”
What if my shares are held by a brokerage firm?
If you are a beneficial owner whose shares are held on record by a broker, you should instruct the broker how to vote your shares. The rules of the New York Stock Exchange (“NYSE”) allow brokerage firms to vote their clients’ shares on routine matters if the clients do not provide voting instructions at least ten (10) days prior to an annual shareholder meeting. The ratification of the appointment of Deloitte as our independent registered public accounting firm is considered a routine matter under NYSE rules. However, all the other proposals in this proxy statement are not considered routine matters under NYSE rules. The NYSE rules do not allow brokerage firms to vote their clients’ shares on non-routine matters in the absence of affirmative voting instructions. Accordingly, it is particularly important that the beneficial owners instruct their brokers how they wish to vote their shares.
If your shares are represented at the Meeting but you do not provide voting instructions (a “Broker Non-Vote”), your shares will be counted for purposes of establishing a quorum to conduct business at the Meeting but will not be counted in determining the number of shares voted for or against the non-routine matter.
TrueBlue, Inc. 2022 Proxy Statement P. 55

INFORMATION ABOUT THE MEETING
What if I change my mind after I submit my proxy?
You may revoke your proxy at any time before your shares are voted by:
•	submitting a later dated proxy prior to the Meeting (by mail, online, or telephone to be received before 11:59 p.m. Eastern Daylight Time, on May 10, 2022);
•	delivering a written request to return the executed proxy;
•	voting online at the Meeting; or
•	providing written notice of revocation to the Corporate Secretary of the Company at 1015 A Street, Tacoma, Washington 98402.
Where can I find the voting results of the Meeting?
We will announce preliminary voting results at the Meeting. We plan to publish the final voting results in a Current Report on Form 8-K (“Form 8-K”) filed with the SEC within four (4) business days of the Meeting. If final voting results are not available within the four (4) business day time frame, we plan to file a Form 8-K disclosing preliminary voting results within the required four (4) business days, to be followed as soon as practicable by an amendment to the Form 8-K containing final voting results.
How can multiple shareholders sharing the same address request the receipt of only one set of proxy materials and other investor communications?
If you opt to continue to receive paper copies of our proxy materials, you may elect to receive future proxy materials, as well as other investor communications, in a single package per address. This practice, known as “householding,” is designed to reduce our paper use, printing, and postage costs. To make the election, please indicate on your proxy card under “Householding Election” your consent to receive such communications in a single package per address. Once we receive your consent, we will send a single package per household until you revoke your consent by notifying our Investor Relations Department at 1015 A Street, Tacoma, Washington 98402, by email at InvestorRelations@TrueBlue.com, or by phone at (253) 680-8214. We will start sending you individual copies of proxy materials and other investor communications within thirty (30) days of your revocation. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of our 2021 Form 10-K, this proxy statement, proxy card, or the Proxy Notice to a stockholder at a shared address to which a single copy of the documents was delivered.
Can I receive the proxy materials electronically?
Yes. Shareholders who have not affirmatively opted to receive paper proxy materials through the mail will receive a Proxy Notice and may access our proxy materials online. On or about March 31, 2022, we mailed to our shareholders a Proxy Notice directing shareholders to the website where they can access our 2022 proxy statement, 2021 Annual Report, and instructions on how to vote online or by phone. If you received the Proxy Notice and would like to receive a paper copy of the proxy materials, please follow the instructions printed on the Proxy Notice to request that a paper copy be mailed to you.
We will arrange with brokerage firms, custodians, nominees, and fiduciaries to forward proxy materials to certain beneficial owners of
Common Stock. We will reimburse such brokerage firms, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses that they incur as a result of forwarding the proxy materials.
Who may solicit proxies?
Proxies may be solicited by our officers, directors, and regular supervisory and executive employees, none of whom will receive any additional compensation for their services.
Who will count the votes?
Broadridge Investor Services will count the votes and will serve as the independent inspector of election.
Proposals by Shareholders
How can a shareholder submit a proposal to be voted on at the 2023 Annual Meeting of Shareholders?
If a shareholder wishes to submit a proposal for consideration at the 2023 Annual Meeting of Shareholders (“2023 Meeting”) pursuant to our Bylaws, the shareholder must submit the proposal in writing to our principal executive offices located at 1015 A Street, Tacoma, Washington 98402, Attn: Corporate Secretary, no earlier than the close of business on the 120th day and no later than the 90th day prior to the first anniversary of the date of the Meeting (for the 2023 Meeting, proposals must be submitted between January 11, 2023, and February 10, 2023). In the event that the number of directors to be elected at a meeting is increased and we do not make a public announcement naming all of the nominees for director or specifying the size of the increased Board at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a proposal will be considered timely, only with respect to nominees for any new positions created by such increase, if delivered to the Corporate Secretary no later than the tenth day following the day on which the public announcement of the increase is first made. Any such proposal must comply with the requirements set forth in our Bylaws. Copies of the Bylaws are available to shareholders upon request to the Company’s Corporate Secretary.
If a shareholder wishes to have a proposal considered for inclusion in our 2023 proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, the proposal must comply with Rule 14a-8 and be received by the Company at our InvestorRelations@TrueBlue.com or principal executive offices located at 1015 A Street, Tacoma, Washington 98402, Attn: Corporate Secretary, by no later than 120 calendar days before the first anniversary of the date on which the Company is releasing this proxy statement to shareholders in connection with the Meeting (for the 2023 Meeting, proposals must be submitted by December 1, 2022).
A proposal for action to be presented by any shareholder at an annual meeting will be out of order and will not be acted upon unless it has been submitted in compliance with the requirements set forth in our Bylaws and is, under law, an appropriate subject for shareholder action.
TrueBlue, Inc. 2022 Proxy Statement P. 56

INFORMATION ABOUT THE MEETING
Nominations by Shareholders
In accordance with our Bylaws, shareholders wishing to nominate a candidate must deliver the name and address of the shareholder as they appear on the Company's books (or if the shareholder holds shares for the benefit of another person, the name and address of such beneficial owner) in a letter addressed to the Chair of the Governance Committee in care of the Company's Corporate Secretary and mailed to the Company's principal executive offices located at 1015 A Street, Tacoma, WA 98402, not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the Meeting (nominations for the 2023 Meeting must be submitted between January 11, 2023, and February 10, 2023). The notice must include the information with respect to the shareholder and the nominee specified by our Bylaws. In addition to satisfying the foregoing requirements under our Bylaws with respect to advance notice of any nomination, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees for the 2023 Meeting in accordance with SEC Rule 14a-19 must provide notice to the Corporate Secretary at the address above no later than 60 calendar days prior to the anniversary of the previous year's annual meeting (for the 2023 Meeting, such notice must be provided by March 12, 2023). Any such notice of intent to solicit proxies must comply with all the requirements of Rule 14a-19.
Additional Company Information
Where can I find more of TrueBlue's corporate governance documents?
The following corporate governance materials are available and can be viewed and downloaded from the Governance Documents and Committee Composition subsection of the Governance section of the Company's Investor Relations website at investor.trueblue.com or on our website at Trueblue.com.
•	The Company's Amended and Restated Articles of Incorporation
•	The Company's Amended and Restated Bylaws
•	The Company's Corporate Governance Guidelines
•	The Audit Committee Charter
•	The Compensation Committee Charter
•	The Corporate Governance and Nominating Committee Charter
•	The Innovation and Technology Committee Charter
•	The Company's Anti-Bribery and Corruption Policy
•	The Company's Insider Trading Policy
•	The Code of Conduct and Business Ethics
Where can I find additional information about TrueBlue?
Our reports on Forms 10-K, 10-Q, 8-K, and other publicly available information should be consulted for other important information about TrueBlue. You can also find additional information about us on our website at www.TrueBlue.com. The mailing address of the principal executive offices of the Company is 1015 A Street, Tacoma, Washington 98402. The telephone number for the Company is (253) 383-9101.
TrueBlue, Inc. 2022 Proxy Statement P. 57

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 14, 2022, for (i) each person known to the Company to own beneficially five percent or more of Common Stock; (ii) each director of the Company; (iii) each individual identified as a Named Executive Officer (“NEO”) of the Company pursuant to Item 402 of Regulation S-K; and (iv) all NEOs and directors of the Company as a group. Except as otherwise noted, the named beneficial owner has sole voting and investment power. As of March 14, 2022, the Company had no other classes of outstanding equity securities.
Name & Address of Beneficial Owner**	Title of Class	Amount and Nature of Beneficial Ownership (Number of Shares)(1)	Percent of Class
A. Patrick Beharelle	Common Stock	271,602	*
Derrek L. Gafford	Common Stock	93,289	*
Taryn R. Owen	Common Stock	69,096	*
Carl R. Schweihs	Common Stock	30,477	*
Garrett R. Ferencz	Common Stock	51,542	*
Colleen B. Brown	Common Stock	24,738	*
Steven C. Cooper(2)	Common Stock	135,286	*
William C. Goings(3)	Common Stock	29,993	*
Kim Harris Jones(4)	Common Stock	32,558	*
R. Chris Kreidler(5)	Common Stock	14,395	*
Sonita F. Lontoh	Common Stock	5,933	*
Jeffrey B. Sakaguchi	Common Stock	46,232	*
Kristi A. Savacool(6)	Common Stock	22,143	*
All executive officers and directors as a group (13 individuals)	Common Stock	827,284	2%
BlackRock, Inc.(7)	Common Stock	5,772,270	17%
The Vanguard Group, Inc.(8)	Common Stock	4,462,678	13%
Dimensional Fund Advisors LP(9)	Common Stock	2,429,530	7%
Hotchkis and Wiley Capital Management, LLC(10)	Common Stock	1,881,260	5%
(1)
Beneficial ownership is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934 (“Exchange Act”), and includes: (i) shares held outright, shares held under the Company's employee stock purchase plan, restricted shares, and restricted stock units; and (ii) shares issuable upon exercise of options, warrants, and other securities convertible into or exchangeable for shares, which were exercisable on or within sixty (60) days after March 14, 2022.

(2)	Includes 115,032 shares held outright and 20,254 deferred shares.
(3)	Includes 5,323 shares held outright, 19,498 deferred shares, and 5,172 options.
(4)	Includes 3,341 shares held outright and 29,217 deferred shares.
(5)	Includes 3,717 shares held outright and 10,678 deferred shares.
(6)	Includes 2,046 shares held outright and 20,097 deferred shares.
(7)
Information provided is based solely on a Schedule 13G/A filed on February 7, 2022, on behalf of BlackRock, Inc. BlackRock, Inc. has sole voting power with respect to 5,632,800 shares and sole dispositive power with respect to 5,772,270 shares. The business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(8)
Information provided is based solely on a Schedule 13G/A filed on February 10, 2022, on behalf of The Vanguard Group, Inc. The Vanguard Group, Inc. has sole voting power with respect to zero (0) shares, shared voting power with respect to 36,728 shares, sole dispositive power with respect to 4,399,329 shares, and shared dispositive power with respect to 63,349 shares. The business address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(9)
Information provided is based solely on a Schedule 13G/A filed on February 8, 2022, on behalf of Dimensional Fund Advisors LP. Dimensional Fund Advisors LP has sole voting power with respect to 2,381,094 shares and sole dispositive power with respect to 2,429,530 shares. The business address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or subadviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Company that are owned by the Funds and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in this line are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(10)
Information provided is based solely on a Schedule 13G filed on February 11, 2022, on behalf of Hotchkis and Wiley Capital Management, LLC. Hotchkis and Wiley Capital Management, LLC has sole voting power with respect to 1,608,885 shares and sole dispositive power with respect to 1,881,260 shares. The business address of Hotchkis and Wiley Capital Management, LLC is 601 S. Figueroa Street 39th Fl, Los Angeles, CA 90017.

*	Less than 1%.
**	The address of the NEOs and directors is c/o TrueBlue, Inc., 1015 A Street, Tacoma, Washington.
TrueBlue, Inc. 2022 Proxy Statement P. 58

OTHER BUSINESS
We do not intend to bring any other business before the 2022 Annual Meeting of Shareholders (the “Meeting”), and, so far as we know, no matters are to be brought before the Meeting except as specified in the Notice of Annual Meeting of Shareholders. However, as to any other business which may properly come before the Meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof, in accordance with the discretion of the proxies.
TrueBlue, Inc. 2022 Proxy Statement P. 59

FORM 10-K REPORT AVAILABLE
A copy of the Company’s 2021 Annual Report on Form 10-K, as filed with the SEC, will be furnished without charge to shareholders upon request to the chief financial officer at TrueBlue, Inc., 1015 A Street, Tacoma, Washington 98402 or by telephone at (253) 383-9101.
TRUEBLUE, INC.
By Order of the Board of Directors,
Todd N. Gilman
Corporate Secretary
/s/ Todd N. Gilman
Tacoma, Washington
March 31, 2022
TrueBlue, Inc. 2022 Proxy Statement P. 60

APPENDIX
TRUEBLUE, INC.
NON-GAAP FINANCIAL MEASURES AND NON-GAAP RECONCILIATIONS
In addition to financial measures presented in accordance with U.S. GAAP, we monitor certain non-GAAP key financial measures. The presentation of these non-GAAP financial measures is used to enhance the understanding of certain aspects of our financial performance. It is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with U.S. GAAP, and may not be comparable to similarly titled measures of other companies.
Non-GAAP measure	Definition	Purpose of adjusted measures
EBITDA and Adjusted EBITDA
EBITDA excludes from net income (loss):
 - interest expense and other income, net,
 - income taxes, and
 - depreciation and amortization.

Adjusted EBITDA, further excludes:
 - third-party processing fees for hiring tax  credits,
 - amortization of software as a service assets,
 - goodwill and intangible asset impairment  charge,
 - gain on deferred compensation assets,
 - workforce reductions costs,
 - COVID-19 government subsidies, net, and
 - other adjustments, net.

 - Enhances comparability on a consistent basis  and provides investors with useful insight into  the underlying trends of the business.

 - Used by management to assess performance  and effectiveness of our business strategies.

 - Provides a measure, among others, used in  the determination of incentive compensation  for management.

Adjusted net income and Adjusted net income per diluted share
Net income (loss) and net income (loss) per diluted share, excluding:
 - amortization of intangibles of acquired  businesses,
 - amortization of software as a service assets,
 - goodwill and intangible asset impairment  charge,
 - workforce reduction costs,
 - COVID-19 government subsidies, net,
 - other adjustments, net,
 - tax effect of each adjustment to U.S. GAAP,  and
 - adjustment of income taxes to normalized  effective rate for periods prior to Q2 2020.

 - Enhances comparability on a consistent basis  and provides investors with useful insight into  the underlying trends of the business.

 - Used by management to assess performance  and effectiveness of our business strategies.

TrueBlue, Inc. 2022 Proxy Statement P. 61

APPENDIX
1.	RECONCILIATION OF U.S. GAAP NET INCOME (LOSS) TO ADJUSTED NET INCOME AND ADJUSTED NET INCOME PER DILUTED SHARE
(Unaudited)
	52 weeks ended
(in thousands, except for per share data)	Dec 26, 2021	Dec 27, 2020	Dec 29, 2019
Net income (loss)	$61,634	$(141,841)	$63,073
Amortization of intangible assets of acquired businesses	6,704	10,144	17,899
Amortization of software as a service assets(1)	2,709	2,307	1,624
Acquisition/integration costs	—	—	1,562
Goodwill and intangible asset impairment charge	—	175,189	—
Workforce reduction costs(2)	1,993	12,570	3,301
COVID-19 government subsidies, net(3)	(4,222)	(6,211)	—
Other adjustments, net(4)	3,711	(4,496)	(1,010)
Tax effect of adjustments to net income (loss)(5)	(1,802)	(28,729)	(3,273)
Adjustment of income taxes to normalized effective rate(6)	—	(3,719)	(2,835)
Adjusted net income	$70,727	$15,214	$80,341
Adjusted net income per diluted share	$2.00	$0.43	$2.05
Diluted weighted average shares outstanding	35,429	35,658	39,179
2.	RECONCILIATION OF U.S. GAAP NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA
(Unaudited)
	52 weeks ended
(in thousands)	Dec 26, 2021	Dec 27, 2020	Dec 29, 2019
Net income (loss)	$61,634	$(141,841)	$63,073
Income tax expense (benefit)	12,216	(31,421)	6,971
Interest expense and other (income), net	(5,408)	(1,620)	(3,865)
Depreciation and amortization	27,556	32,031	37,549
EBITDA	95,998	(142,851)	103,728
Third-party processing fees for hiring tax credits(7)	734	495	960
Amortization of software as a service assets(1)	2,709	2,307	1,624
Acquisition/integration costs	—	—	1,562
Goodwill and intangible asset impairment charge	—	175,189	—
Gain on deferred compensation assets(8)	2,897	1,725	495
Workforce reduction costs(2)	1,993	12,570	3,301
COVID-19 government subsidies, net(3)	(4,222)	(6,211)	—
Other adjustments, net(4)	3,711	(4,496)	(1,010)
Adjusted EBITDA	$103,820	$38,728	$110,660
1.	Amortization of software as a service assets is reported in selling, general and administrative expense.
2.
Workforce reduction costs for the 52 weeks ended December 26, 2021 in selling, general and administrative expense primarily include costs to streamline our delivery teams within our PeopleReady and PeopleScout segments. Workforce reduction costs for the 52 weeks ended December 27, 2020 were primarily due to employee reductions as part of our cost management actions in response to COVID-19 ($3.7 million in cost of services and $8.9 million in selling, general and administrative expense for the full-year). Workforce reduction costs for the 52 weeks ended December 29, 2019 were primarily associated with employee reductions in the PeopleReady business.

3.
Net impact of COVID-19 related government subsidies. For the 52 weeks ended December 27, 2020, we received government subsidies of $9.9 million. We elected to distribute a portion of the total benefit for the year to our employees in the form of a $3.7 million bonus, resulting in a net benefit of $6.2 million for the fiscal year. These subsidies extended into 2021, providing a benefit of $4.2 million for the 52 weeks ended December 26, 2021.

4.
Other adjustments for the 52 weeks ended December 26, 2021 primarily include implementation costs for cloud-based systems of $1.7 million, and costs incurred while transitioning into our new Chicago office of $1.8 million. Other adjustments for the 52 weeks ended December 27, 2020 primarily include costs of $0.7 million

TrueBlue, Inc. 2022 Proxy Statement P. 62

APPENDIX
incurred while transitioning into our new Chicago office and implementation costs for cloud-based systems of $0.9 million, offset by a $6.3 million benefit from a reduction in expected costs to comply with the Affordable Care Act. Other adjustments for the 52 weeks ended December 29, 2019 primarily include implementation costs for cloud-based systems of $3.2 million, offset by $3.9 million of workers’ compensation benefit related to additional insurance coverage associated with former workers’ compensation carriers in liquidation.
5.
Total tax effect of each of the adjustments to U.S. GAAP net income (loss) using the effective income tax rate for the respective periods in 2021 and 2020, and the expected long-term ongoing rate of 14 percent for fiscal year 2019.

6.
Beginning in Q2 2020, we decided not to adjust our GAAP tax rate to an expected long-term ongoing rate in our adjusted net income calculation. Thus the adjustment for fiscal year 2020 relates to the Q1 2020 adjustment of the effective income tax rate to the long-term ongoing rate of 12 percent expected at that time. The adjustment for fiscal year 2019 reflects the adjustment of the effective income tax rate to the long-term ongoing rate of 14 percent expected at that time.

7.	These third-party processing fees are associated with generating hiring tax credits.
8.	Gain realized on sale of deferred compensation mutual funds to purchase corporate owned life insurance policies.
TrueBlue, Inc. 2022 Proxy Statement P. 63

SCAN TO
VIEW MATERIALS & VOTE

*TRUEBLUE, INC.*
*C/O COMPUTERSHARE TRUST COMPANY*
*PO BOX 505000*
*LOUISVILLE, KY 40233-5000*

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com or scan the QR Barcode above**

Transmit your voting instructions online until 11:59 P.M. Eastern Daylight Time Tuesday, May 10, 2022. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/TBI2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Call to transmit your voting instructions until 11:59 P.M. Eastern Daylight Time Tuesday, May 10, 2022. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by Tuesday, May 10, 2022.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D73429-P68461

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**TRUEBLUE, INC.**

**The Board of Directors recommends you vote FOR the following:**

1. Election of Directors

| **Nominees:** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 1a. A. Patrick Beharelle | ☐ | ☐ | ☐ |
| 1b. Colleen B. Brown | ☐ | ☐ | ☐ |
| 1c. Steven C. Cooper | ☐ | ☐ | ☐ |
| 1d. William C. Goings | ☐ | ☐ | ☐ |
| 1e. Kim Harris Jones | ☐ | ☐ | ☐ |
| 1f. R. Chris Kreidler | ☐ | ☐ | ☐ |
| 1g. Sonita F. Lontoh | ☐ | ☐ | ☐ |
| 1h. Jeffrey B. Sakaguchi | ☐ | ☐ | ☐ |
| 1i. Kristi A. Savacool | ☐ | ☐ | ☐ |

| **The Board of Directors recommends you vote FOR the following proposal:** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 2. To approve, by advisory vote, compensation for our named executive officers. | ☐ | ☐ | ☐ |

| **The Board of Directors recommends you vote FOR the following proposal:** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 3. To ratify the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 25, 2022. | ☐ | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If signing on behalf of a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice, Proxy Statement, and Annual Report on Form 10-K are available at www.proxyvote.com.

D73430-P68461

TRUEBLUE, INC.
For Annual Meeting of the Shareholders

**This Proxy is Solicited on Behalf of the Board of Directors**

The undersigned hereby appoints A. Patrick Beharelle and Garrett R. Ferencz (collectively, the "Proxies"), and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the annual meeting of the Company to be held at 10:00 a.m., Pacific Daylight Time, on Wednesday, May 11, 2022, at www.virtualshareholdermeeting.com/TBI2022, and at any adjournment thereof.

This proxy, when properly signed, will be voted in the manner directed herein by the undersigned shareholder and with respect to any other business that may properly come before the meeting, in accordance with the discretion of the Proxies. **Unless otherwise specified herein, the Proxies, in their discretion, are further authorized to vote:**

**FOR PROPOSAL 1 (the election of directors nominated by the Board of Directors);**
**FOR PROPOSAL 2 (advisory vote approving executive compensation);**
**and**
**FOR PROPOSAL 3 (ratification of the selection of the independent registered public accounting firm).**

**Continued and to be signed on reverse side**